As filed with the Securities and Exchange Commission on February 13, 2004
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                               OMNICOM GROUP INC.
             (Exact name of registrant as specified in its charter)

              New York                                       13-1514814
   (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                         Identification No.)

                               437 Madison Avenue
                               New York, NY 10022
                                 (212) 415-3600

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
        For Co-Registrants, please see the "Table of Co-Registrants" on the following page.
                                   ----------

                            MICHAEL J. O'BRIEN, ESQ.
              Senior Vice President, General Counsel and Secretary
                               Omnicom Group Inc.
                               437 Madison Avenue
                            New York, New York l0022
                                 (212) 415-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------

                                    Copy to:
                            MEREDITH BERKOWITZ, ESQ.
                                    Jones Day
                              222 East 41st Street
                            New York, New York 10017
                                 (212) 326-3939
                                   ----------

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                 Amount             Proposed Maximum           Proposed Maximum          Amount of
          Title of Securities                     to be                 Offering                   Aggregate            Registration
           to be Registered                    Registered         Price Per Security(1)        Offering Price(1)             Fee
------------------------------------------------------------------------------------------------------------------------------------
Liquid Yield Option(TM)Notes due 2031         $847,031,000              $1,002.50                $849,148,577.50             --(2)
------------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.15 per share(3)          --                      --                         --                     --
------------------------------------------------------------------------------------------------------------------------------------
Guarantee of Liquid Yield Option(TM)
  Notes due 2031(4)                                (4)                     (4)                        (4)                    (4)
====================================================================================================================================

(TM)  Trademark of Merrill Lynch & Co., Inc.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and asked prices of the LYONs on the Portal System on February 5, 2004 of $1,002.50 per $1,000 issue price of LYONs.

(2) The $847,031,000 of Liquid Yield Option Notes due 2031 were previously registered by Omnicom Group Inc. under Registration Statement No. 333-55386 and are being carried over and consolidated into this Registration Statement pursuant to Rule 429 under the Securities Act of 1933. A registration fee in the amount of $214,094 was previously paid by Omnicom Group Inc. under the foregoing Registration Statement.

(3) Also being registered are an indeterminate number of shares of common stock issuable upon conversion and/or redemption of the LYONs registered hereby or in connection with a stock split, stock dividend, recapitalization or similar event for which no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(4) The guarantee registered hereby related to Omnicom Capital Inc.'s and Omnicom Finance Inc.'s obligations as co-obligor of the $847,031,000 Liquid Yield Option Notes due 2031 also being registered hereby. No separate consideration will be received for the guarantee. Pursuant to Rule 457(n), no separate registration fee is required with respect to the guarantee.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               Table of Co-Registrants

                                                               IRS Employer
      Name                     State of Incorporation      Identification Number
      ----                     ----------------------      ---------------------
      Omnicom Capital Inc.           Connecticut                06-1582649
      Omnicom Finance Inc.            Delaware                  13-3468626

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED FEBRUARY 13, 2004

PRELIMINARY PROSPECTUS

                                  $847,031,000
                               OMNICOM GROUP INC.
                              OMNICOM CAPITAL INC.
                              OMNICOM FINANCE INC.

                     Liquid Yield Option(TM) Notes due 2031

      Omnicom Group Inc. sold the LYONs in private transactions on February 7, 2001 and February 16, 2001, with no original issue discount at an issue price of $1,000 per LYON. On February 13, 2004, pursuant to a supplemental indenture to the indenture under which the notes were issued, each of Omnicom Capital Inc., or Omnicom Capital and Omnicom Finance Inc., or Omnicom Finance, both wholly-owned financed subsidiaries of Omnicom Group Inc., became a co-obligor on the notes jointly and severally with Omnicom Group Inc. Omnicom Group Inc., Omnicom Capital and Omnicom Finance are collectively referred to as "the issuers" in this prospectus. Selling securityholders may use this prospectus to resell their LYONs and the shares of common stock issuable upon conversion or redemption of the LYONs.

      On February 7, 2031, the maturity date of the LYONs, a holder will receive the principal amount at maturity of the LYONs, which will be $1,000 per LYON unless that amount is increased at February 7, 2021 as described in this prospectus. The issuers may also elect to voluntarily pay cash interest on the LYONs at any time but they are not obligated to do so.

      The LYONs are zero coupon debt securities. However, under some circumstances, contingent cash interest will be payable as described in this prospectus. The issuers may also elect to voluntarily pay contingent cash interest on the LYONs at any time, but they are not obligated to do so.

      Holders may convert each of their LYONs into 9.09 shares of common stock of Omnicom Group Inc. if the conditions for conversion specified in this prospectus are satisfied. The conversion rate may be adjusted under limited substances. Omnicom Group Inc.'s common stock currently trades on the New York Stock Exchange under the symbol "OMC." The last reported sale price of Omnicom Group Inc.'s common stock on the New York Stock Exchange was $83.72 per share on February 12, 2004.

      Under the indenture, the issuers may not redeem the LYONs before February 7, 2006. On February 4, 2004, Omnicom Group Inc. announced that it extended the commencement of the period during which the notes can be redeemed to February 7, 2009. Additionally, holders may require the issuers to purchase all or a portion of their LYONs each February 7, at the prices set forth in this prospectus. In addition, upon a change in control of Omnicom Group Inc. occurring on or before February 7, 2006, holders may require the issuers to purchase all or a portion of their LYONs for cash at a purchase price of $1,000 per LYON. If 90% or more of the outstanding LYONs are purchased in any such event, the issuers may redeem all of the remaining LYONs for cash at a redemption price of $1,000 per LYON.

      The LYONs are the joint and several senior unsecured obligations of the issuers and rank equal in right of payment to all of their respective existing and future unsecured indebtedness.

      Omnicom Capital's and Omnicom Finance's obligations in respect of the notes are guaranteed by Omnicom Group Inc. The guarantee is a senior unsecured obligation of Omnicom Group Inc. and ranks equal in right of payment to all existing and future senior unsecured indebtedness of Omnicom Group Inc. For United States federal income tax purposes, the LYONs will constitute contingent payment debt instruments. You should read the discussion of selected United States federal income tax consequences relevant to the LYONs beginning on page 28.

                                   ----------

      Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" beginning on page 8 of this prospectus.

                                   ----------

      The LYONs issued in the initial private placement are eligible for trading in the PORTAL system. LYONs sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. The issuers do not intend to list the LYONs on any other national securities exchange or automated quotation system.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                The date of this prospectus is      , 2004.

----------
(TM) Trademark of Merrill Lynch & Co., Inc.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary ..................................................................    3
Risk Factors Relating to the LYONs .......................................    8
Forward-Looking Information ..............................................   10
Selected Consolidated Historical Financial Information ...................   11
Ratio of Earnings to Fixed Charges .......................................   12
Use of Proceeds ..........................................................   12
Price Range of Common Stock and Dividend History .........................   12
Capitalization ...........................................................   13
Description of LYONs .....................................................   14
Description of Omnicom Group Inc.'s Capital Stock ........................   28
Federal Income Tax Considerations ........................................   28
Selling Securityholders ..................................................   32
Plan of Distribution .....................................................   37
Legal Matters ............................................................   38
Experts ..................................................................   38
Where You Can Find More Information ......................................   39

                                   ----------

This prospectus is part of a registration statement on form S-3 that the issuers filed with the SEC using a shelf registration process. Under this shelf process, the selling securityholders named in this prospectus or any prospectus supplement may, from time to time, sell up to $847,031,000 initial principal amount of LYONs, including the related guarantee, or the 7,699,511 shares of Omnicom Group Inc.'s common stock issuable upon conversion thereof, directly to purchasers in one or more public offerings, or in any of the other ways described under the heading "Plan of Distribution."

      This prospectus provides you with a general description of the LYONs, the guarantee and common stock of Omnicom Group Inc. which the selling securityholders may sell. Each time a selling securityholder offers to sell any of the LYONs or shares of Omnicom Group Inc.'s common stock, such holder will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of the risks relating to the offering, to the extent those terms are not described in this prospectus. Prospectus supplements may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before investing in the offered securities.

      The issuers have not, and the selling securityholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. The business, financial condition, results of operations and prospects of each of the issuers may have changed since that date.

--------------------------------------------------------------------------------

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the term "Omnicom Group" refers to Omnicom Group Inc. together with its consolidated subsidiaries, the term "Omnicom Group Inc." refers to only Omnicom Group Inc. and not its subsidiaries, the term "Omnicom Capital" refers only to Omnicom Capital Inc., the term "Omnicom Finance" refers only to Omnicom Finance Inc. and the term "issuers" refers collectively to Omnicom Group Inc., Omnicom Capital and Omnicom Finance, in each case, unless otherwise specified, as in the section captioned "Description of the LYONs" beginning on page 14, or the context otherwise requires.

                               Omnicom Group Inc.

      Omnicom Group is one of the largest marketing and corporate communications companies in the world. Marketing and corporate communications services are provided to clients through global, pan-regional and national independent agency brands. Omnicom Group provides services to over 5,000 clients in more than 100 countries.

      Omnicom Group Inc. is incorporated in New York and is a holding company. Its principal office is located at 437 Madison Avenue, New York, NY 10022, and its telephone number is (212) 415-3600.

      Omnicom Group Inc.'s common stock is traded on the New York Stock Exchange under the symbol "OMC." For additional information regarding Omnicom Group's business, see the reports on Forms 10-K and 10-Q and other SEC filings made by Omnicom Group Inc., which are incorporated by reference into this prospectus. Copies of these filings may be obtained as described under "Where You Can Find More Information" on page 39.

                  Omnicom Capital Inc. and Omnicom Finance Inc.

      Omnicom Capital and Omnicom Finance are each a wholly-owned subsidiary of Omnicom Group Inc. Neither Omnicom Capital nor Omnicom Finance has any independent operations or subsidiaries. The sole function of both Omnicom Capital and Omnicom Finance is to provide funding for the operations of Omnicom Group Inc. and its operating subsidiaries by incurring debt and lending the proceeds to the operating subsidiaries. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.'s operating subsidiaries and the related interest receivables.

      Omnicom Capital is incorporated in Connecticut. Its principal office is located at One East Weaver Street, Greenwich, CT 06831 and its telephone number is (203) 625-3000. Omnicom Finance is incorporated in Delaware. Its principal office is located at 437 Madison Avenue, New York, New York 10022 and its telephone number is (212) 415-3600.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

The Issuers ..........................  Omnicom Group Inc.,  Omnicom Capital and
                                        Omnicom Finance.

LYONs ................................  $847,031,000 aggregate initial principal amount at maturity of LYONs due February
                                        7, 2031.

Maturity of LYONs ....................  February 7, 2031.

Principal Amount at Maturity
of LYONs .............................  Before  February 7, 2021,  the principal amount  at  maturity  of a LYON  will be
                                        equal to the issue price of the LYON. On
                                        or after February 7, 2021, the principal
                                        amount at  maturity  of the LYONs may be
                                        increased    as    described   in   this
                                        prospectus.

                                        If the  principal  amount at maturity is
                                        increased,  then  contingent  additional
                                        principal,   which  is  the   difference
                                        between   the   issue   price   and  the
                                        principal   amount  at  maturity,   will
                                        accrue  from   February  7,  2021  until
                                        maturity.

Cash Interest ........................  The  issuers   will  not  pay  any  cash
                                        interest on the LYONs prior to maturity, unless contingent cash interest becomes payable or the issuers elect to do so in their sole discretion.

Yield to Maturity of LYONs ...........  The  yield  to  maturity  of the  LYONs, calculated on the basis of the principal
                                        amount   at   maturity   and   therefore
                                        excluding  any   contingent   additional
                                        principal or  contingent  cash  interest
                                        that may become  payable,  will be zero.
                                        If  contingent   cash  interest   and/or
                                        contingent additional principal becomes payable the yield to maturity of the LYONs may increase.

Contingent Cash Interest .............  Contingent cash interest will be payable to  the  holders  of  LYONs  during  any
                                        six-month  period  from  February  8  to
                                        August 7, and from  August 8 to February
                                        7,  commencing  February 8, 2006, if the
                                        average  market  price  of a LYON  for a
                                        five  trading  day  measurement   period
                                        preceding   the   applicable   six-month
                                        period equals 120% or more of the issue price of the LYON.

                                        For any six-month period, the amount of contingent cash interest payable per LYON will be equal to amount of the regular cash dividends paid by Omnicom Group Inc. per share on its common stock in that period multiplied by the number of shares issuable upon conversion of a LYON.


                                        Contingent  cash interest,  if any, will
                                        accrue  and be  payable  to  holders  of
                                        LYONs  as of the  record  date  for  the
                                        related common stock dividend during the
                                        relevant  six-month  period  and will be
                                        made on the payment date for the related
                                        common stock dividend.  If Omnicom Group
                                        Inc.   does   not   pay   regular   cash
                                        dividends, holders will not be entitled to any contingent cash interest.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Tax Original Issue Discount ..........  For  United  States  federal  income tax purposes the LYONs constitute contingent
                                        payment debt instruments As a result the
                                        LYONs  are  deemed  to  be  issued  with
                                        original   issue   discount  for  United
                                        States   federal  income  tax  purposes,
                                        referred  to  as  tax   original   issue
                                        discount. You should read the discussion of selected United States federal income tax considerations relevant to the LYONs beginning on page 28.

Conversion Rights ....................  The LYONs are  convertible  into  common stock of Omnicom Group Inc. if:

                                        o     the average  conversion  value for
                                              the  LYONs,  which  is  calculated
                                              based  on  the  price  of  Omnicom
                                              Group  Inc's  common  stock on the
                                              relevant  date  of  determination,
                                              meets specified thresholds;

                                        o     the credit rating  assigned to the
                                              LYONs is  reduced to Baa3 or lower
                                              by Moody's Investors Service, Inc.
                                              or  BBB or  lower  by  Standard  &
                                              Poor's Ratings Services;

                                        o     the   LYONs   are    called    for
                                              redemption; or

                                        o     Omnicom  Group  Inc.  enters  into
                                              specified corporate transactions.

                                        For   each    LYON    surrendered    for
                                        conversion,   if  the   conditions   for
                                        conversion are satisfied,  a holder will
                                        receive  9.09  shares of  Omnicom  Group
                                        Inc.  common stock.  The conversion rate
                                        will be adjusted  for reasons  specified
                                        in  the   indenture   but  will  not  be
                                        adjusted    for    accrued    contingent
                                        additional principal that may become payable.

                                        The  ability  to  surrender   LYONs  for
                                        conversion will expire at the close of business on February 7, 2031.

Ranking ..............................  The  LYONs  are the  joint  and  several senior unsecured  obligations of each of
                                        the  issuers  and rank equal in right of
                                        payment  to  all  of  their   respective
                                        existing  and  future  senior  unsecured
                                        indebtedness.  The LYONs are effectively
                                        subordinated  to all existing and future
                                        obligations   of  Omnicom  Group  Inc.'s
                                        operating subsidiaries,  including trade
                                        payables  and to  any  and  all  secured
                                        obligations  of  the  issuers,   to  the
                                        extent of the security.

                                        As of September 30, 2003,  Omnicom Group
                                        Inc.    had    $2,589.0    million    of
                                        indebtedness  outstanding,  all of which
                                        is unsecured.  Of this amount,  $2,517.0
                                        million represents direct obligations of the issuers and $72.0 million represents indebtedness of Omnicom Group Inc.'s operating subsidiaries, $34.1 million of which is guaranteed by Omnicom Group Inc.

Guarantee ............................  Omnicom   Group   Inc.   has  fully  and
                                        unconditionally    guaranteed    Omnicom
                                        Capital's    and    Omnicom    Finance's
                                        obligations  with  respect to the LYONs.
                                        The guarantee is the senior unsecured obligation of Omnicom Group Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Sinking Fund .........................  None.

Redemption of LYONs at
the Option of the Issuers ............  Under the indenture, the LYONs may not be redeemed before February 7, 2006,
                                        except as set forth under "Description
                                        of LYONs -- Purchase at Option of Holder upon Change of Control of Omnicom Group Inc." beginning on page 22. On or after February 7, 2006 and before February 7, 2021, all or any portion of the LYONs may be redeemed at any time by the issuers at the issue price of the LYONs. On or after February 7, 2021, the issuers may redeem the LYONs at any time in whole or in part at the issue price plus accrued contingent additional principal, if any. On February 4, 2004, Omnicom Group, Inc. announced that it extended the commencement of the period during which the LYONs may be redeemed from February 7, 2006 to February 7, 2009.

Purchase of the LYONs at the
Option of the Holder .................  At each  February 7 through  February 7,
                                        2030, holders may require the issuers to purchase all or a portion of their LYONs on each February 7 at the following prices:

                                              (1)   through  February 7, 2021 at
                                                    the issue price of the LYON;
                                                    and


                                              (2)   February  7,  2022   through
                                                    February   7,  2030  at  the
                                                    issue price of the LYON plus
                                                    accrued           contingent
                                                    additional   principal,   if
                                                    any.

                                        The   issuers  may  choose  to  pay  the
                                        purchase price in cash, shares of common
                                        stock  of  Omnicom   Group  Inc.   or  a
                                        combination of cash and common stock of Omnicom Group Inc. The issuers may also elect, at their option, to offer a cash payment to the holders as an incentive not to exercise their right to require the issuers to purchase their LYONs. See "Description of LYONs -- Purchase of
                                        LYONs at the Option of the Holder" on page 19.

Change in Control of
Omnicom Group Inc. ...................  Upon a  change  in  control  of  Omnicom
                                        Group  Inc.   occurring   on  or  before
                                        February  7, 2006,  holders  may require
                                        the issuers to purchase  for cash all or
                                        a  portion  of  their  LYONs  at a price
                                        equal to $1,000 per LYON.  In  addition,
                                        if at least 90% of the LYONs outstanding
                                        immediately   prior  to  the  change  in
                                        control  of  Omnicom   Group  Inc.   are
                                        purchased,  the issuers  may,  within 90
                                        days   after  the   change  in   control
                                        purchase  date, at their option,  redeem
                                        for cash all of the remaining LYONs at a
                                        redemption  price  equal to  $1,000  per
                                        LYON.   See   "Description   of  LYONs--
                                        Purchase  at  Option  of  Holders   upon
                                        Change in Control of Omnicom Group Inc."
                                        beginning on page 22.

DTC Eligibility ......................  The LYONs were  issued  only in the form of global  securities held in book-entry
                                        form. The Depository  Trust Company,  or
                                        DTC,   or  its   nominee   is  the  sole
                                        registered    holder    of   the   LYONs
                                        represented by a global security for

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        all   purposes   under  the   indenture.
                                        Beneficial   interests   in   any   such
                                        securities   will  be  shown   on,   and
                                        transfers will be effected only through,
                                        records maintained by DTC and its direct
                                        and indirect  participants  and any such
                                        interest  may  not  be   exchanged   for
                                        certificated   securities,   except   in
                                        limited circumstances. See "Description of LYONs-- Book-Entry System" on page 15.

Use of Proceeds ......................  The issuers  will not receive any of the proceeds  from the  sale by any  selling
                                        securityholder   of  the  LYONs  or  the
                                        common stock issuable upon conversion and/or redemption of the LYONs.

Trading ..............................  The LYONs issued in the initial  private placement  are  eligible  for trading in
                                        the PORTAL system. LYONs sold using this
                                        prospectus,  however,  will no longer be
                                        eligible   for  trading  in  the  PORTAL
                                        system.  The  issuers  do not  intend to
                                        list  the  LYONs on any  other  national
                                        securities    exchange   or    automated
                                        quotation system. Omnicom Group Inc.'s common stock is traded on the New York Stock Exchange under the symbol "OMC."

--------------------------------------------------------------------------------

                       RISK FACTORS RELATING TO THE LYONS

      You should carefully consider the following information with the other information contained in or incorporated by reference into this prospectus before purchasing the LYONs or the common stock of Omnicom Group Inc. issuable upon conversion of the LYONs.

The Lack of Covenants Applicable to the LYONs May Not Afford Protection Under Some Circumstances

      The holders of LYONs may require the issuers to purchase the LYONs upon the occurrence of certain change in control events described under "Description of LYONs -- Purchase at Option of Holders upon Change in Control of Omnicom Group Inc." beginning on page 22. However, Omnicom Group Inc. could engage in certain transactions, including certain recapitalizations, that would not constitute a change in control of Omnicom Group Inc. with respect to the change in control purchase feature of the LYONs, even though such transactions may increase the amount of Omnicom Group's outstanding indebtedness. This purchase right would also not restrict Omnicom Group from incurring indebtedness or effecting extraordinary dividends. Further, the LYONs do not afford a holder protection under maintenance or other covenants relating to Omnicom Group Inc.'s consolidated financial position or results of operations.

An Active Trading Market for LYONs May Not Develop

      The LYONs comprise a new issue of securities for the issuers for which there is currently no public market. The LYONs issued in the private placement are eligible for trading in the PORTAL system. LYONs resold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. The issuers do not intend to list the LYONs on any other national securities exchange or automated quotation system. If the LYONs are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of Omnicom Group Inc.'s common stock, Omnicom Group's performance and other factors. The issuers do not know whether an active trading market will develop for the LYONs. To the extent that an active trading market does not develop, the price at which you may be able to sell the LYONs, if at all, may be less than the price you pay for them. In addition, the LYONs have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock of Omnicom Group Inc. into which a LYON is otherwise convertible. These features could adversely affect the value and the trading prices for the LYONs.

Omnicom Group Inc.'s Holding Company Structure Results in Structural Subordination and May Affect The Issuers' Ability to Make Payments on LYONs

      The LYONs are the joint and several obligations exclusively of the issuers. Omnicom Group Inc. is a holding company and, accordingly, substantially all of its operations are conducted through its operating subsidiaries. Omnicom Capital and Omnicom Finance are wholly-owned subsidiaries of Omnicom Group Inc. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.'s operating subsidiaries and the related interest receivables. As a result, the issuers' cash flow and their ability to make payments on their respective debt, including the LYONs, is dependent upon the earnings of these operating subsidiaries. In addition, Omnicom Group Inc. is dependent on the distribution of earnings, loans or other payments by the operating subsidiaries to it to service its obligations in respect of the LYONs and its other debt. In addition, as a finance subsidiary, to service debt, each of Omnicom Capital and Omnicom Finance is also dependent on the earnings of the operating subsidiaries, the sale of certain assets of the operating subsidiaries, and ability of the operating subsidiaries to repay principal and interest on the intercompany loans.

      Omnicom Group Inc.'s operating subsidiaries are separate and distinct legal entities. These subsidiaries have no obligation to pay any amounts due on the LYONs or to provide the issuers with funds for their respective payment obligations, whether by dividends, distributions, repayment or making of loans or other payments. In addition, any payment or repayment of dividends, distributions, loans or advances by these operating subsidiaries to the issuers could be subject to statutory or contractual restrictions. Payments to the issuers by the operating subsidiaries will also be contingent upon the operating subsidiaries' earnings and business considerations.

      Because of this structure, the claims of creditors of Omnicom Group Inc.'s operating subsidiaries will have a priority over the equity rights of Omnicom Group Inc. and the rights of its creditors, including the holders of LYONs, to participate in the assets of the subsidiary upon the subsidiary's liquidation or reorganization. Although Omnicom Capital's and Omnicom Finance's respective loans to the operating subsidiaries are secured by the assets of those subsidiaries, the rights of Omnicom Capital and Omnicom Finance and their respective creditors, including holders of the LYONs, to participate in the assets of the operating subsidiaries will depend upon the amount of loans, and security for those loans, on the relevant date of determination. The amount of loans outstanding from Omnicom Capital and Omnicom Finance to these operating subsidiaries, and the value of the collateral securing the loans, may not be sufficient to assure repayment in full to all of Omnicom Capital's or Omnicom Finance's respective creditors. The loans or the security for such loans could also be invalidated in whole or in part in any liquidation or reorganization.

You Should Consider the United States Federal Income Tax Consequences of Owning LYONs

      The LYONs constitute contingent payment debt instruments and will accrue tax original issue discount. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash, or other property, attributable thereto. The issuers intend to compute and report accruals of the tax original issue discount based upon a yield of 6.71% per year, computed on a semiannual bond equivalent basis, which the issuers have determined represents the yield the issuers would pay on a noncontingent, nonconvertible, fixed rate debt with terms otherwise similar to the LYONs. Pursuant to the issuers determination of the tax original issue discount on the LYONs, you will recognize gain or loss on the sale, purchase by the issuers at your option, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on such a transaction, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain so recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. However, it is possible that holders may be precluded by certain rules regarding recapitalizations from recognizing any capital loss with respect to a conversion or redemption of the LYONs in exchange for shares of Omnicom Group Inc. common stock. Holders should consult their tax advisors regarding the deductibility of any such capital loss. A summary of the federal income tax consequences of ownership of the LYONs is described in this prospectus under the heading "Federal Income Tax Considerations" beginning on page 28.

The Issuers May Not Have the Ability to Raise the Funds Necessary to Finance the Purchase of LYONs at the Option of the Holder or the Change in Control of Omnicom Group Inc.

      At each February 7, through February 7, 2030 and upon a change in control of Omnicom Group Inc. occurring on or before February 7, 2006, holders of LYONs have the right to require the issuers to purchase their LYONs. The issuers may not have sufficient funds at those times to make any required purchase of LYONs. In addition, corporate events involving fundamental changes to Omnicom Group Inc.'s capital structure, such as leveraged recapitalizations that would increase the level of Omnicom Group's indebtedness, would not necessarily constitute a change in control for these purposes. See "Description of LYONs -- Purchase of LYONs at Option of Holder" on page 19, and "-- Purchase at Option of Holders Upon Change in Control of Omnicom Group Inc." beginning on page 22.

The Markets in Which Omnicom Group Participates are Highly Competitive and If Omnicom Group Is Not Able to Compete Effectively Its Business and Financial Results Could Be Adversely Affected

      Omnicom Group faces the risks normally associated with global services businesses. The operational and financial performance of its businesses is generally tied to overall economic and regional market conditions, competition for client assignments and talented staff, new business wins and losses and the risks associated with extensive international operations. While Omnicom Group has no reason to believe that its international operations as a whole present any material risk to its overall business, there are some risks of doing business, including those of currency fluctuations, political instability and exchange controls, which do not affect domestic-focused firms.

      The particular business in which Omnicom Group participates are highly competitive. In general, the financial and technological barriers to entry are low, with the key competitive considerations for keeping existing business and winning new business being the quality and effectiveness of the services offered, including Omnicom Group's ability to efficiently serve clients, particularly large international clients, on a broad geographic basis. While many of Omnicom Group's client relationships are long-standing, companies often put their advertising, marketing services and public and corporate communications business up for competitive review from time to time. To the extent that Omnicom Group is not able to remain competitive or to keep key clients, its business and financial results could be adversely affected.

      Omnicom Group's ability to retain existing clients and to attract new clients may, in some cases, be limited by clients' policies on or perceptions of conflicts of interest arising out of other client relationships. In addition, an important aspect of Omnicom Group's competitiveness is its ability to retain key employee and management personnel. Omnicom Group's continuing ability to attract and retain these employees may have a material effect on its business and financial results.

                           FORWARD-LOOKING INFORMATION

      Some of the statements in this prospectus and any documents incorporated by reference constitute forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Omnicom Group's or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only present expectations. Actual events or results may differ materially. Moreover, the issuers do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

      The following table sets forth selected consolidated financial data for Omnicom Group Inc. and its consolidated subsidiaries and should be read in conjunction with the consolidated financial statements of Omnicom Group Inc. incorporated into this prospectus by reference. The information for the nine months ended September 30, 2003 and 2002 was derived from the unaudited financial data included in Omnicom Group Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 which, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, which Omnicom Group Inc. considers necessary for a fair presentation, in all material respects, of its financial position and results of operations for these periods. The results for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2003. The information for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was derived from Omnicom Group Inc.'s audited financial statements. Omnicom Group Inc.'s financial statements for the year ended December 31, 2002 were audited by KPMG LLP, whom Omnicom Group Inc. appointed as its independent auditors as of June 13, 2002. Omnicom Group Inc.'s financial statements for the years ended December 31, 2001, 2000, 1999 and 1998 were audited by Omnicom Group Inc.'s former independent auditors, Arthur Andersen LLP. Arthur Andersen has ceased auditing public companies in the United States.

                                         Nine months ended
                                            September 30,                              Year ended December 31,
                                     -------------------------   -------------------------------------------------------------------
                                         2003          2002          2002          2001          2000          1999          1998
                                     -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                              (Dollars in thousands except for per share amounts)
For the period:
  Revenue ........................   $ 6,115,356   $ 5,417,454   $ 7,536,299   $ 6,889,406   $ 6,154,230   $ 5,130,545   $ 4,290,946
  Operating profit ...............       794,411       770,740     1,104,115       968,184       878,090       724,130       562,207
  Income after income taxes ......       500,381       476,343       697,987       543,257       542,477       400,461       302,705
  Net income .....................       454,601       441,985       643,459       503,142       498,795       362,882       278,845
  Earnings per common share
    Basic ........................          2.43          2.37          3.46          2.75          2.85          2.07          1.61
    Diluted ......................          2.42          2.36          3.44          2.70          2.73          2.01          1.57
Dividends declared per
  common share ...................          0.60          0.60          0.80         0.775          0.70         0.625         0.525
At period end:
  Cash and short-term
    investments ..................       587,712       392,643       695,881       516,999       576,539       600,949       717,391
  Total assets ...................   $12,680,697   $11,222,307   $11,819,802   $10,617,414   $ 9,853,707   $ 9,017,637   $ 7,121,968
  Long-term obligations:
    Long-term debt ...............       185,014       758,709       197,861       490,105     1,015,419       263,149       268,913
    Convertible notes ............     2,339,310     1,750,000     1,747,037       850,000       229,968       448,483       448,497
    Deferred compensation and
      other liabilities ..........       328,525       306,876       293,638       296,980       296,921       300,746       269,966

      As discussed in footnote 13 of the notes to Omnicom Group Inc.'s consolidated financial statements for the year ended December 31, 2002, and as required by Statement of Financial Accounting Standards (SFAS) No. 142--"Goodwill and Other Intangibles," beginning with Omnicom Group Inc.'s 2002 results, goodwill and other intangible assets that have indefinite lives are no longer amortized. In the table that follows, Omnicom Group Inc.'s historical results for periods prior to 2002 have been adjusted to eliminate goodwill amortization for all periods, as well as a non-recurring gain on the sale of Razorfish shares in 2000, and the related tax impacts. As a result of these exclusions, this presentation is a non-GAAP financial measure. Omnicom Group Inc. believes that by excluding these items, its financial results are more comparable year to year and thus more meaningful for purposes of this analysis. Omnicom Group Inc.'s consolidated results of operations with these adjustments were as follows:

                                               Nine months ended
                                                  September 30,                            Year ended December 31,
                                            -------------------------   ------------------------------------------------------------
                                                2003          2002          2002         2001        2000         1999       1998
                                            -----------   -----------   -----------   ---------   ---------    ---------   ---------
                                                                    (Dollars in thousands except for per share amounts)
As adjusted:
  Net income, GAAP ......................   $   454,601   $   441,985   $   643,459   $ 503,142   $ 498,795    $ 362,882   $ 278,845
  Add-back goodwill amortization
    net of income taxes .................            --            --            --      83,066      76,518       66,490      54,112
  Less: gain on sale of Razorfish
    shares, net of income taxes .........            --            --            --          --     (63,826)          --          --
  Net income, excluding goodwill
    amortization and Razorfish
    gain ................................   $   454,601   $   441,985   $   643,459   $ 586,208   $ 511,487    $ 429,372   $ 332,957
  Earnings per common share,
    excluding goodwill
    amortization and Razorfish
    gain
    Basic ...............................          2.43          2.37          3.46        3.21        2.93         2.45        1.92
    Diluted .............................          2.42          2.36          3.44        3.13        2.80         2.36        1.87

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges for Omnicom Group Inc. and its consolidated subsidiaries for the nine months ended September 30, 2003 and 2002 and each of the five most recent fiscal years.

    Nine months ended
      September 30,                    Year ended December 31,
    -----------------      ---------------------------------------------
      2003      2002        2002      2001      2000      1999      1998
     -----     -----       -----     -----     -----     -----     -----
     5.62x     5.80x       6.45x     4.82x     4.83x     4.44x     4.03x

      The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest. Effective January 1, 2002 Omnicom Group Inc. stopped recording goodwill amortization expense as required by SFAS No. 142.

      The ratios shown for years ended December 31, 1998 through 2001, include goodwill amortization expense.

                                 USE OF PROCEEDS

      The issuers will not receive any proceeds from the sale by any securityholder of the LYONs or the Omnicom Group Inc. common stock issuable upon conversion and/or redemption of the LYONs. See "Selling Securityholders" beginning on page 32.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

      Omnicom Group Inc.'s common stock is traded on the New York Stock Exchange under the symbol "OMC." The table below shows the range of quarterly high and low closing sale prices per share reported on the New York Stock Exchange Composite Tape for Omnicom Group Inc.'s common stock for the periods indicated and the average closing sale price per share and the dividends paid per share on Omnicom Group Inc.'s common stock for such periods. The last reported sale price per share on February 12, 2004 was $83.72.

                                                  Omnicom Common Stock
                                                  --------------------     Average Last     Dividends
                                                   High          Low        Sale Price      Per Share
                                                  ------        ------     ------------     ---------
2002:
First Quarter ............................        $97.21        $85.10        $90.10         $0.200
Second Quarter ...........................         94.80         44.30         81.43          0.200
Third Quarter ............................         64.89         40.74         55.35          0.200
Fourth Quarter ...........................         69.16         50.67         62.19          0.200

2003:
First Quarter ............................        $67.72        $48.50        $57.56         $0.200
Second Quarter ...........................         75.25         54.65         66.27          0.200
Third Quarter ............................         80.97         71.05         75.01          0.200
Fourth Quarter ...........................         87.48         72.49         79.74          0.200

2004:
First Quarter (through February 12, 2004)         $88.44        $81.05        $85.09         $   --

----------

      The payment of dividends by Omnicom Group Inc. in the future will be determined by its board of directors and will depend on business conditions, Omnicom Group's financial condition and earnings and other factors.

      Omnicom Group Inc. is not aware of any restrictions on its present or future ability to pay dividends. However, under the terms of some of its borrowing facilities, certain financial tests must be satisfied in order to pay dividends.

      Omnicom Group Inc. has 1.0 billion authorized shares of common stock, par value $0.15 per share, of which 190.5 million shares were outstanding on January 30, 2004.

                                 CAPITALIZATION

      The following table sets forth Omnicom Group Inc.'s consolidated capitalization as of September 30, 2003. You should read this table in conjunction with Omnicom Group Inc.'s financial statements and related notes and other financial and operating data included elsewhere in or incorporated by reference into this prospectus.

                                                              September 30, 2003
                                                              ------------------
                                                                (in thousands)

Current liabilities:
    Accounts payable ......................................     $  4,468,728
    Advance billings ......................................          707,374
    Current portion of long-term debt .....................           11,810
    Bank loans ............................................           52,873
    Accrued taxes and other liabilities ...................        1,280,590
                                                                ------------
    Total current liabilities .............................        6,521,375
                                                                ------------
Long-term debt ............................................          185,014
Convertible Notes .........................................        2,339,310
Deferred compensation and other liabilities ...............          328,525
Minority interests ........................................          189,056
                                                                ------------
    Total long-term indebtedness ..........................        3,041,905
                                                                ------------
Shareholders' equity:
    Common stock, 198,624,279 shares issued,
        189,978,523 shares outstanding(1) .................           29,790
    Additional paid-in capital ............................        1,382,025
    Retained earnings .....................................        2,456,938
    Unamortized restricted stock ..........................         (139,868)
    Accumulated other comprehensive loss ..................          (10,089)
    Treasury stock ........................................         (601,379)
                                                                ------------
        Total shareholders' equity ........................        3,117,417
                                                                ------------
    Total liabilities and shareholders' equity ............     $ 12,680,697
                                                                ============

----------
(1)   Outstanding common stock of Omnicom Group Inc. as of January 30, 2004 of
      190.5 million shares excludes 5.8 million shares reserved for issuance upon conversion of the $600.0 million Zero Coupon Zero Yield Convertible Notes due 2033, 7.7 million shares reserved for issuance upon conversion of the LYONS, 8.1 million shares reserved for issuance upon conversion of the issuers' $892.0 million Zero Coupon Zero Yield Convertible Notes due 2032 and shares reserved for issuance under Omnicom Group Inc.'s outstanding option grants.

                              DESCRIPTION OF LYONS

      Omnicom Group, Inc. issued the LYONs under a senior indenture dated as of February 7, 2001 between it and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee. On February 13, 2004, Omnicom Capital and Omnicom Finance, wholly-owned finance subsidiaries of Omnicom Group Inc., each became a co-issuer and co-obligor, jointly and severally, with Omnicom Group Inc., of the LYONs pursuant to a supplemental indenture between JPMorgan Chase Bank, as trustee, Omnicom Group Inc., Omnicom Capital and Omnicom Finance. The following summarizes the material provisions of the LYONs and the indenture as amended by the supplemental indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the LYONs and the indenture as so amended.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the issuance or purchase of the issuers' securities. The indenture contains no covenants or other provisions to give protection to the holders of the LYONs in the event of a highly leveraged transaction or a change in control, except to the extent described under "-- Purchase at Option of Holders upon Change in Control of Omnicom Group Inc." beginning on page 22.

General

      Under the indenture, the LYONS are limited to $850,000,000 aggregate inital principal amount at maturity. There are currently $847,031,000 aggregate initial principal amounts at maturity of LYONs outstanding. The LYONs will mature on February 7, 2031. Before February 7, 2021, the principal amount at maturity of a LYON will be equal to $1,000, the initial principal amount at maturity. On or after February 7, 2021, if, for the last 20 trading days preceding February 7, 2021, the average conversion value of a LYON is greater than the issue price but less than or equal to $2,200, then the principal amount at maturity of a LYON will be equal to the conversion value of the LYON on February 7, 2021, but in no event greater than $2,000. If that average conversion value exceeds $2,200 of the issue price then the principal amount at maturity will equal $1,000.

      Contingent additional principal is the difference between the $1,000 initial principal amount at maturity and the principal amount at maturity, as determined in accordance with the prior paragraph, if any. Contingent additional principal will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

      The conversion value of a LYON as of any date of determination will equal the sale price per share of Omnicom Group Inc. common stock on such determination date multiplied by the number of shares of common stock then issuable upon conversion of a LYON.

      Principal on the LYONs will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by the issuers for such purpose, in the Borough of Manhattan, The City of New York.

      The issuers will not pay any cash interest on the LYONs prior to maturity unless contingent cash interest becomes payable as described under "-- Contingent Cash Interest" below. Each LYON was issued at an issue price of $1,000 per LYON. Although the LYONs were not offered at a discount from their issue price, they are contingent payment debt instruments.

      Maturity, conversion, purchase by the issuers at the option of the holder or redemption of a LYON will cause any and all contingent additional principal, if any, and contingent cash interest, if any, to cease to accrue on such LYON. The issuers may not reissue a LYON that has matured or been converted, purchased by the issuers at your option, redeemed or otherwise cancelled.

      LYONs may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar will initially be the trustee. The issuers will not charge a service fee for any exchange or registration of transfer of LYONs. However, the issuers may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Ranking of the LYONs

      The LYONs are the joint and several senior unsecured obligations of Omnicom Group Inc., Omnicom Capital and Omnicom Finance. The LYONs rank equal in right of payment to all of the issuers respective existing and future senior unsecured indebtedness. However, Omnicom Group Inc. is a holding company and Omnicom Capital and Omnicom Finance are finance subsidiaries. As finance subsidiaries, their respective assets consist of the intercompany loans they make or have made to Omnicom Group's operating subsidiaries and the related interest receivables. As a result the LYONs are effectively subordinated to all existing and future obligations of Omnicom Group Inc.'s operating subsidiaries, including trade payables, and to the issuers' respective obligations that are secured, to the extent of the security. See "Risk Factors -- Omnicom Group Inc.'s Holding Company Structure Results in Structural Subordination and May Affect the Issuers' Ability to Make Payments on LYONs" beginning on page 8.

      As of September 30, 2003, Omnicom Group had $2,589.0 million of indebtedness outstanding, all of which is unsecured. Of this amount $2,517.0 million represents direct obligations of the issuers and $72.0 million represents indebtedness of Omnicom Group Inc.'s operating subsidiaries, of which $34.1 million is guaranteed by Omnicom Group Inc.

Guarantee

      The obligations of Omnicom Capital and Omnicom Finance under the LYONs are fully and unconditionally guaranteed on a senior unsecured basis by Omnicom Group Inc. The guarantee is senior in right of payment to all subordinated debt of Omnicom Group Inc. and its subsidiaries and equal in right of payment to all of Omnicom Group Inc.'s other senior unsecured indebtedness, including the LYONs.

Book-Entry System

      The LYONs were issued only in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities are shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the LYONs, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights provided to the holder of LYONs under the global securities or the indenture. The issuers and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

      LYONs represented by a global security are exchangeable for certificated securities with the same terms only if:

      o DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the issuers within 90 days,

      o the issuers decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary), or

      o     a default under the indenture occurs and is continuing.

      DTC has advised the issuers that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Conversion Rights

      Holders may surrender LYONs for conversion into shares of common stock of Omnicom Group Inc. only if at least one of the conditions described below is satisfied. In addition, a LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring the issuers to purchase the LYON may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

      The initial conversion rate is 9.09 shares per LYON, subject to adjustment upon the occurrence of the events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below under "-- Purchase of LYONs at the Option of the Holder," beginning on page 19, on the trading day immediately preceding the conversion date.

      If contingent cash interest is payable to holders of LYONs during any particular six-month period, and any LYONs are converted after the applicable record date, those LYONs upon surrender must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of LYONs so converted, unless those LYONs have been called for redemption, in which case no such payment shall be required.

      The ability to surrender LYONs for conversion will expire at the close of business on February 7, 2031.

      To convert a LYON into shares of common stock, a holder must:

      o complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

      o     surrender the LYON to the conversion agent;

      o if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

      o     if required, pay all transfer or similar taxes.

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

      If one or more of the conditions to the conversion of the LYONs has been satisfied, the issuers will promptly notify the holders of LYONs thereof and use their reasonable best effort to post this information on the Omnicom Group Inc. web site or, at their option, otherwise publicly disclose this information.

      The ability to surrender notes for conversion will expire at the close of business February 7, 2031.

Conversion Based on Omnicom Group Inc.'s Common Stock Price

      Before February 7, 2021, holders may surrender a LYON for conversion during any calendar quarter, if for the last 20 trading days in the preceding calendar quarter, the average conversion value of the LYONs, calculated as described above under "-- General" on page 14, is greater than or equal to the following amount for the quarter indicated:

                   Quarter Ended                              Amount
                   -------------                              ------

            March 31, 2004 ............................       $1,600
            June 30, 2004 .............................       $1,650
            September 30, 2004 ........................       $1,700
            December 31, 2004 .........................       $1,750
            March 31, 2005 ............................       $1,800
            June 30, 2005 .............................       $1,850
            September 30, 2005 ........................       $1,900
            December 31, 2005 .........................       $1,950
            March 31, 2006 ............................       $2,000
            June 30, 2006 .............................       $2,050
            September 30, 2006 ........................       $2,100
            December 31, 2006 .........................       $2,150
            March 31, 2007 and thereafter .............       $2,200

      If the foregoing condition is satisfied at any time before February 7, 2021, then the LYONs will be convertible at any time at the option of the holder, through maturity. If the foregoing condition is satisfied at any time after February 7, 2021, then the LYONs will be convertible at any time at the option of the holder, through maturity.

      On February 7, 2021, if the average conversion value of a LYON is greater than or equal to $2,200, then the LYONs will be convertible at any time thereafter at the option of the holder, through maturity.

Conversion Based on Credit Ratings

      Holders may surrender a LYON for conversion at any time after the credit rating assigned to the LYONs is reduced to Baa3 or lower by Moody's Investors Service, Inc. or BBB or lower by Standard & Poor's Ratings Services.

Conversion upon Notice of Redemption

      A holder may surrender for conversion a LYON called for redemption at any time prior to the close of business on the second business day prior to the redemption date, even if it is not otherwise convertible at that time. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the LYON may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion upon Occurrence of Specified Corporate Transactions

      If Omnicom Group Inc. elects to

      o distribute to all holders of its common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price, as defined below under "--Purchase of LYONs at Option of the Holder" beginning on page 19, at the time, or

      o distribute to all holders of its common stock assets, debt securities or certain rights to purchase its securities, which distribution has a per share value as determined by its board of directors exceeding 15% of the closing price of the common stock on the day preceding the declaration date for such distribution,

Omnicom Group Inc. must notify the holders of LYONs at least 20 days prior to the ex-dividend date for such distribution. Once Omnicom Group Inc. has given such notice, holders may surrender their LYONs for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or Omnicom Group Inc.'s announcement that such distribution will not take place.

      In addition, if Omnicom Group Inc. is party to a consolidation, merger or binding share exchange pursuant to which its common stock would be converted into cash, securities or other property, a holder may surrender LYONs for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

Conversion Rate Adjustments and Delivery of Omnicom Group Inc. Common Stock

      The initial conversion rate is 9.09 of common stock of Omnicom Group Inc. The conversion rate will not be adjusted for accrued contingent additional principal, if any, or contingent cash interest, if any. As soon as practicable following the conversion date, Omnicom Group Inc. will deliver through the conversion agent a certificate for the number of full shares of common stock of Omnicom Group Inc. into which any LYON is converted, together with any cash payment for fractional shares. Delivery to the holder of the full number of shares of common stock of Omnicom Group Inc. into which the LYON is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy the issuers' obligation to pay the principal amount at maturity of the LYON. For a discussion of the tax treatment of a holder receiving common stock upon conversion, see "Federal Income Tax Considerations -- Disposition or Conversion" on page 31.

      The conversion rate is required to be adjusted for:

      o dividends or distributions on Omnicom Group Inc.'s common stock payable in common stock or other capital stock of Omnicom Group Inc.,

      o subdivisions, combinations or certain reclassifications of Omnicom Group Inc.'s common stock,

      o distributions to all holders of Omnicom Group Inc.'s common stock of certain rights to purchase common stock of Omnicom Group Inc. for a period expiring within 60 days at less than the sale price at the time, and

      o distributions to those holders of Omnicom Group Inc.'s assets or debt securities or certain rights to purchase its securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of Omnicom Group Inc.'s common stock on the day preceding the date of declaration of such dividend or other distribution).

However, no adjustment need be made if holders may participate in the transaction without conversion or in certain other cases.

      The indenture permits the issuers to increase the conversion rate from time to time.

      If Omnicom Group Inc. is party to a consolidation, merger or binding share exchange pursuant to which its common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a LYON into shares of its common stock will be changed into a right to convert it into the kind and amount of securities, cash or other property of Omnicom Group Inc. or another person which the holder would have received if the holder had converted the holder's LYON immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the holder will be able to require the issuers to purchase all or a portion of its LYONs as described under "-- Purchase at Option of Holders upon Change in Control of Omnicom Group Inc." beginning on page 22.

      In the event of:

      o a taxable distribution to holders of common stock of Omnicom Group Inc. which results in an adjustment of the conversion rate, or

      o     an increase in the conversion rate at the issuers discretion,

the holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Federal Income Tax Considerations -- Constructive Dividend" on page 31.

Contingent Cash Interest

      The issuers will pay contingent cash interest to the holders of LYONs during any six-month period from February 8 to August 7, and from August 8 to February 7, commencing February 8, 2006 if the average market price of a LYON for a five trading day measurement period preceding the applicable six-month period equals or exceeds $1,200. For any six-month period, the amount of contingent cash interest per LYON will be equal to the regular cash dividends paid by Omnicom Group Inc. per share of its common stock multiplied by the number of shares then issuable upon conversion of a LYON. Regular cash dividends are quarterly or other periodic cash dividends on Omnicom Group Inc. common stock as declared by Omnicom Group Inc.'s board of directors as part of its cash dividend payment practices and that are not designated by them as extraordinary or special or other nonrecurring dividends. As a result, Omnicom Group Inc. does not pay regular cash dividends, holders will not be entitled to any contingent cash interest.

      The payment of contingent cash interest is designed to enable holders of the notes to receive the same current cash yield on the notes that they would have received had they converted the notes into the common stock of Omnicom Group Inc. in the event that Omnicom Group Inc. pays dividends on its common stock. Contingent cash interest, if any, will accrue and be payable to holders of LYONs as of the record date for the related Omnicom Group Inc. common stock dividend during the relevant six-month period. Such payments will be made on the payment date of the related common stock dividend.

      Each five trading day measurement period will end on the second trading day immediately preceding the applicable six-month period; provided, however, that if the issuers declare a dividend for which the record date will occur prior to the applicable six-month period but for which the payment date will occur during the applicable six-month period, the five trading day measurement period will instead end on the second trading day immediately preceding that record date.

      For purposes of determining whether contingent cash interest is payable, the market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10.0 million principal amount at maturity of LYONs at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers the issuers select, provided that if

      o at least three such bids are not obtained by the bid solicitation agent, or

      o in the issuers' reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs,

then the market price of the LYON will equal (1) the then applicable conversion rate of the LYONs multiplied by (2) the average sale price of Omnicom Group Inc. common stock on the five trading days ending on such determination date, appropriately adjusted.

      The bid solicitation agent will initially be J.P. Morgan Chase Bank, formerly known as The Chase Manhattan Bank. The issuers may change the bid solicitation agent, but the bid solicitation agent will not be their affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by the issuers to be willing to bid for the LYONs.

      The issuers will determine every six months, commencing February 8, 2006, whether the conditions to the payment of contingent cash interest have been satisfied and, if so, the issuers will promptly notify the holders of LYONs thereof and use their reasonable best efforts to post this information on the Omnicom Group Inc. web site or, at their option, otherwise publicly disclose this information.

      The issuers may unilaterally increase the amount of contingent cash interest they pay, but they will have no obligation to do so.

Redemption of LYONs at the Option of the Issuers

      No sinking fund is provided for the LYONs. Under the indenture, the issuers cannot redeem the LYONs on or before February 7, 2006, except as set forth under "-- Purchase of the LYONs at Option of Holders upon Change in Control of Omnicom Group Inc." beginning on page 22. After February 7, 2006, and before February 7, 2021 the issuers may, at their option, redeem the LYONs for cash at any time in whole or from time to time in part at the issue price of the LYONs. On or after February 7, 2021, the issuers may redeem the LYONs at any time in whole or in part at the issue price plus any contingent additional principal that has accrued to the date of redemption. On February 4, 2004, Omnicom Group Inc. announced that it extended the commencement of the period during which the LYONs may be redeemed from February 7, 2006 to February 7, 2009. The issuers will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of LYONs. LYONs called for redemption will be convertible by the holder, even if the other conditions described under "-- Conversion Rights," beginning on page 16, have not occurred, until the close of business on the second business day prior to the redemption date.

      The LYONs will be redeemable in integral multiples of $1,000.

      If less than all of the outstanding LYONs are to be redeemed, the trustee will select the LYONs to be redeemed. In this case, the trustee may select the LYONs by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption.

Purchase of LYONs at the Option of the Holder

      At each February 7, through February 7, 2030, holders may require the issuers to purchase any outstanding LYON for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may require the issuers to purchase all or a portion of their LYONs on each February 7 at the following prices:

      (1)   through February 7, 2021 at the issue price of the LYON; and

      (2) February 7, 2022 through February 7, 2030 at the issue price of the LYON plus any contingent additional principal that has accrued to the purchase date.

Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the third business day prior to the purchase date.

      The purchase price will be payable, at the issuers' option, in cash, shares of Omnicom Group Inc.'s common stock or any combination thereof. However, the issuers may also elect, at their option, to offer a cash payment to the holders as an incentive not to exercise their right to require the issuers to purchase their LYONs. Omnicom Group Inc. has made one such offer as of the date of this prospectus. Additionally, on February 4, 2004, Omnicom Group Inc. announced that it would extend the commencement of the period during which the LYONs can be redeemed from February 7, 2006 to February 7, 2009 for those holders who elected not to exercise such rights.

      The issuers will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

      o whether the issuers will pay the purchase price of LYONs in cash or common stock of Omnicom Capital Inc. or any combination thereof, specifying the percentage of each,

      o if the issuers elect to pay in common stock of Omnicom Capital Inc., the method of calculating the market price of such common stock, and

      o the procedures that holders must follow to require the issuers to purchase their LYONs.

      The purchase notice given by each holder electing to require the issuers to purchase LYONs shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

      o the certificate numbers of the holder's LYONs to be delivered for purchase,

      o the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000, and

      o that the LYONs are to be purchased by the issuers pursuant to the applicable provisions of the LYONs.

      A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

      o     the principal amount at maturity of the LYONs being withdrawn,

      o     the certificate numbers of the LYONs being withdrawn, and

      o the principal amount at maturity, if any, of the LYONs that remain subject to the purchase notice.

      If the issuers elect to pay the purchase price, in whole or in part, in shares of common stock of Omnicom Group Inc., the number of shares of common stock to be delivered by Omnicom Group Inc. shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of such common stock.

      The issuers will pay cash based on the market price for all fractional shares of Omnicom Group Inc.'s common stock in the event they elect to deliver common stock of Omnicom Group Inc. in payment, in whole or in part, of the purchase price. See "Federal Income Tax Considerations" beginning on page 28.

      The "market price" of the common stock of Omnicom Group Inc. means the average of the sale prices of the common stock for the five trading days ending on (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the relevant five trading day period and ending on the purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

      The "sale price" of the common stock of Omnicom Group Inc. on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is then traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated or otherwise as provided in the indenture.

      Because the market price of Omnicom Group Inc.'s common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of such common stock to be received from the date such market price is determined to such purchase date. The issuers may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

      Upon determination of the actual number of shares of common stock of Omnicom Group Inc. to be issued for each $1,000 principal amount at maturity of LYONs in accordance with the foregoing provisions, the issuers will promptly notify the holders of LYONs thereof and use their respective reasonable best efforts to post this information on Omnicom Group Inc.'s web site or, at their option, otherwise publicly disclose this information.

      In addition to the above conditions, the right of the issuers to purchase LYONs, in whole or in part, with common stock of Omnicom Group Inc. is subject to Omnicom Group Inc. satisfying various conditions, including:

      o listing of such common stock on the principal United States securities exchange on which Omnicom Group Inc.'s common stock is then listed or, if not so listed, on Nasdaq,

      o the registration of the common stock under the Securities Act and the Exchange Act, if required, and

      o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, the issuers will be required to pay the purchase price of the LYONs to the holder entirely in cash. See "Federal Income Tax Considerations -- Disposition or Conversion" on page 31. The issuers may not change the form or components or percentages of components of consideration to be paid for the LYONs once they have given the notice that they are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

      In connection with any purchase offer, the issuers will

      o comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and

      o file Schedule TO or any other required schedule under the Exchange Act, if required.

      The issuers obligation to pay the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the LYON will be made promptly following the later of the purchase date or the time of delivery of the LYON.

      If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and any contingent additional principal that has accrued will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

      The issuers ability to purchase LYONs may be limited by the terms of their then-existing borrowing agreements.

      The issuers may not purchase any LYONs for cash at the option of holders if an event of default with respect to the LYONs has occurred and is continuing, other than a default in the payment of the purchase price with respect to such LYONs.

Purchase at Option of Holders upon Change in Control of Omnicom Group Inc.

      In the event of a change in control of Omnicom Group Inc. occurring on or prior to February 7, 2006, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require the issuers to purchase for cash all or any portion of the holder's LYONs, at a price equal to $1,000 per LYON. The issuers will be required to purchase the LYONs as of the date that is 35 business days after the occurrence of such change in control. This date is referred to refer to as the "change in control purchase date."

      In addition, if at least 90% in aggregate principal amount of the LYONs outstanding immediately prior to the change of control of Omnicom Group Inc. are purchased on the change in control purchase date, the issuers may, within 90 days following the change in control purchase date, at their option, redeem all of the remaining LYONs at a redemption price equal to $1,000 per LYON.

      Within 15 days after the occurrence of a change in control of Omnicom Group Inc., the issuers must mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state:

      o     the events causing the change in control of Omnicom Group Inc.

      o     the date of the change in control,

      o     the last date on which a holder may exercise the purchase right,

      o     the change in control purchase price,

      o     the change in control purchase date,

      o     the name and address of the paying agent and the conversion agent,

      o     the conversion rate and any adjustments to the conversion rate,

      o that LYONs with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture, and

      o     the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date. The required purchase notice upon a change in control must state:

      o     the certificate numbers of the LYONs to be delivered by the holder,

      o the principal amount at maturity of LYONs to be purchased, which will be $1,000 or an integral multiple of $1,000, and

      o that the issuers are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

      o     the principal amount at maturity of the LYONs being withdrawn,

      o     the certificate numbers of the LYONs being withdrawn, and

      o the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

      The issuers' obligation to pay the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such LYON will be made promptly following the later of the change in control purchase date or the time of delivery of such LYON.

      If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, whether or not the LYON is delivered to the paying agent, all rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

      Under the indenture, a "change in control" of Omnicom Group Inc. is deemed to have occurred at such time as:

      o any person, including its affiliates and associates, other than Omnicom Group Inc., its subsidiaries or their employee benefit plans, files a Schedule 13D or TO (or any successor schedules, forms or reports under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of Omnicom Group Inc.'s common stock or other capital stock into which Omnicom Group Inc.'s common stock is reclassified or changed, with limited exceptions, or

      o any consolidation, merger or share exchange of Omnicom Group Inc. shall have been consummated pursuant to which the common stock would be converted into cash, securities or other property, in each case other than a consolidation, merger or share exchange of Omnicom Group Inc. in which the holders of its common stock immediately prior to the consolidation, merger or share exchange have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of ordinary voting stock of the continuing or surviving corporation immediately after the consolidation, merger or share exchange.

      The indenture does not permit the issuers' respective boards of directors to waive their respective obligations to purchase LYONs at the option of holders in the event of a change in control.

      In connection with any purchase offer in the event of a change in control of Omnicom Group Inc., the issuers will:

      o comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and

      o file a Schedule TO or any other required schedule under the Exchange Act, if required.

      The change in control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of Omnicom Group Inc. The change in control purchase feature, however, is not the result of the issuers' knowledge of any specific effort:

      o     to accumulate shares of common stock of Omnicom Group Inc.,

      o to obtain control of Omnicom Group Inc. by means of a merger, tender offer, solicitation or otherwise, or

      o part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the change in control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and Omnicom Group Inc.

      Omnicom Group Inc. could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs but that would increase the amount of its (or its subsidiaries') outstanding indebtedness. See "Risk Factors Relating to the LYONs -- The Lack of Covenants Applicable to the LYONs May Not Afford Protection Under Some Circumstances" on page 8.

      The issuers' may not purchase LYONs at the option of holders upon a change in control of Omnicom Group Inc. if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

Events of Default

      The following will be events of default for the LYONs

      (1) default in payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any LYON when such becomes due and payable,

      (2) default in payment of any contingent cash interest, which default continues for 30 days,

      (3) the issuers' failure to comply with any of their respective other agreements in the LYONs or the indenture upon receipt by them of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and their failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice,

      (4) (A) the issuers' failure to make any payment by the end of any applicable grace period after maturity of their respective indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of the issuers for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $100 million and continuance of such failure, or (B) the acceleration of their respective indebtedness in an amount (taken together with the amounts in (A)) in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to the issuers by the trustee or to the issuers and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding; however, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred, or

      (5) certain events of bankruptcy or insolvency affecting Omnicom Group Inc., Omnicom Capital or certain of Omnicom Group Inc.'s subsidiaries.

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs, plus any accrued and unpaid contingent cash interest and contingent additional principal through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of Omnicom Group Inc., the issue price of the LYONs plus accrued and unpaid contingent cash interest and contingent additional principal shall automatically become immediately due and payable. The holders of a majority in aggregate principal amount at maturity of the LYONs then outstanding, by notice to the trustee, and without notice to any other holder, may rescind an acceleration and its consequences if:

      o     the rescission would not conflict with any judgment or decree;

      o all existing events of default have been cured or waived, except any nonpayment of the initial principal amount at maturity plus accrued and unpaid contingent cash interest and contingent additional principal that have become due solely as a result of acceleration; and

      o     all amounts due to the trustee have been paid.

      No rescission shall affect any subsequent default or impair any right consequent to the rescission.

      In some circumstances the holders of a majority in aggregate principal amount at maturity of the LYONs then outstanding, by notice to the trustee, and without notice to any other holder, may waive an existing default and its consequences. When a default is waived, it is deemed cured, but no waiver will extend to any subsequent or other default or impair any consequent right.

      The holders of a majority in aggregate principal amount at maturity of the LYONs then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines in good faith is unduly prejudicial to the rights of other holders or would involve the trustee in personal liability unless the trustee is offered indemnity satisfactory to it against loss, liability or expense.

      A holder may not pursue any remedy with respect to the indenture or the notes unless:

      o the holder gives the trustee written notice stating that an event of default is continuing;

      o the holders of at least 25% in aggregate principal amount at maturity of the LYONs then outstanding make a written request to the trustee to pursue the remedy;

      o the holder or holders offer to the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense;

      o the trustee does not comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and

      o the holders of a majority in aggregate principal amount at maturity of the LYONs then outstanding do not give the trustee a direction inconsistent with the request during such 60-day period.

      A holder may not use the indenture to prejudice the rights of any other holder or to obtain a preference or priority over any other holder.

      Under the indenture, the issuers are required to deliver to the trustee, within five business days of becoming aware of the occurrence of an event of default, written notice of the event of default. In addition, the issuers are required to deliver to the trustee written notice of any event which with the giving of notice or the lapse of time, or both, would become an event of default as a result of their failure to comply with any of their other agreements in the LYONs or the indenture upon receipt of notice of such default or the issuers' failure to make any payment by the end of the applicable grace period after maturity of indebtedness, the status of any such event and what action the issuers are taking or propose to take with respect thereto.

      If the trustee collects any money as a result of an event of default, it shall pay out the money in the following order:

            first: to the trustee for amounts due as compensation, reimbursement or indemnification;

            second: to holders for amounts due and unpaid on the LYONs for the principal amount at maturity, initial principal amount at maturity plus contingent additional principal, redemption price, purchase price, change in control purchase price or contingent cash interest, if any, as the case may be, and ratably, without preference or priority of any kind, according to such amounts due and payable on the LYONs; and

            third: pro rata to the issuers, if any balance remains.

      The trustee may fix a record date and payment date for any payment to holders. At least 15 days before such record date, the trustee is required to mail to each holder and to the issuers a notice that states the record date, the payment date and the amount to be paid.

Mergers and Sales of Assets

      The indenture provides that the issuers may not consolidate with or merge into any person or convey, transfer or lease their respective properties and assets substantially as an entirety to another person, unless, among other things:

      o the resulting, surviving or transferee person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and such entity assumes all such issuer's obligations under the LYONs and the indenture, and

      o such issuer or successor entity shall not immediately thereafter be in default under the indenture.

      Upon the assumption of such issuer's obligations by such corporation in such circumstances, subject to certain exceptions, the issuers shall be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to February 7, 2006 could constitute a change in control of Omnicom Group Inc., permitting holders to require the issuers to purchase their LYONs as described above.

Modification

      The issuers and the trustee may modify or amend the indenture or the LYONs with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, the consent of the holders of each outstanding LYON would be required to:

      o alter the obligation of the issuers to pay contingent cash interest (except that the issuers may increase the amount thereof without the consent of the trustee or the holders),

      o make any LYON payable in money or securities other than that stated in the LYON,

      o     alter the stated maturity of any LYON,

      o reduce the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any LYON,

      o make any change that adversely affects the right of a holder to receive shares of common stock of Omnicom Group Inc. upon surrendering a LYON for conversion,

      o make any change that adversely affects the right to require the issuers to purchase a LYON,

      o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs, and

      o change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of LYONs, the issuers and the trustee may enter into supplemental indentures for any of the following purposes:

      o to evidence a successor to either of the issuers and the assumption by that successor of such issuer's obligations under the indenture and the LYONs,

      o to add covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon the issuers,

      o     to secure the issuers' obligations in respect of the LYONs,

      o to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture,

      o     to cure any ambiguity or inconsistency in the indenture, or

      o to make any change that does not adversely affect the rights of any holder of the LYONs.

      The holders of a majority in aggregate principal amount at maturity of the LYONs then outstanding may, on behalf of the holders of all LYONs:

      o waive compliance by the issuers with restrictive provisions of the indenture, as detailed in the indenture; and

      o waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price, change in control purchase price or obligation to deliver common stock of Omnicom Group Inc. upon conversion with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

Calculations in Respect of LYONs

      The issuers are responsible for making all calculations called for under the LYONs. See "-- Conversion Rights," beginning on page 16. These calculations include, but are not limited to, determination of the market prices of the LYONs and of Omnicom Group Inc.'s common stock, amounts of tax original issue discount, and amounts of contingent cash interest and contingent additional principal, if any, payable on the LYONs. The issuers will make all these calculations in good faith and, absent manifest error, these calculations will be final and binding on holders of LYONs. The issuers will provide a schedule of their calculations to the trustee, and the trustee is entitled to rely upon the accuracy of their calculations without independent verification.

Information Concerning the Trustee

      JPMorgan Chase Bank is the trustee, registrar, paying agent and conversion agent.

      The indenture provides that, except during the continuance of an event of default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee is required to exercise the rights and powers vested in it by the indenture, and to use the same degree of care and skill in its exercise of those rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

      The indenture and the provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of either of the issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions, provided that if the trustee acquires any conflicting interests, as described in the Trust Indenture Act, the trustee must eliminate the conflict or resign.

      The trustee is required to deliver notice of all defaults to the holders within 90 days after the occurrence, unless the defaults shall have been cured before the giving of the notice. However, in the case of a default in the payment of principal of, or interest on, or other similar obligation with respect to, the notes, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or trustees and/or responsible officers of the trustee in good faith determines that the withholding of the notice is in the interest of holders of the notes.

      A trustee may at any time resign by giving written notice of resignation to the issuers and to the holders. Upon receiving a notice of resignation, the issuers will be required to promptly appoint a successor trustee. If no successor trustee is appointed within 30 days after the mailing of the notice of resignation, the resigning trustee or any holder who has been a bona fide holder of a note for at least six months may, subject to the provisions of the indenture, petition any court of competent jurisdiction for the appoint of a successor trustee.

      The issuers may remove a trustee and appoint a successor trustee if:

      o the trustee fails to comply with the provisions relating to any conflict of interest after written request made by the issuers or by any holder who has been a bona fide holder of notes for at least six months;

      o the trustee ceases to be eligible in accordance with the provisions contained in the indenture and the trustee fails to resign after requested to by the issuers or any holder;

      o the trustee becomes incapable of acting or is adjudged a bankrupt or insolvent, or a receiver or liquidator for the trustee or its property is appointed, or any public officer takes charge or control of the trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

      o the issuers determine that the trustee has failed to perform its obligations under the indenture in any material respect.

      If the issuers fail to remove the trustee, any holder who has been a bona fide holder of a note for at least six months may petition a court of competent jurisdiction for the removal of the trustee and the appointment of a successor trustee. In addition, the holders of a majority in aggregate principal amount at maturity of the notes outstanding may at any time remove a trustee and appoint a successor trustee by delivering notice to the trustee to be removed, the successor trustee and the issuers. Any resignation or removal of the trustee and any appointment of a successor trustee will become effective upon acceptance of appointment by the successor trustee.

Governing Law

      The indenture and the LYONs are governed by, and construed in accordance with, the law of the State of New York.

Miscellaneous

      The issuers or their affiliates may from time to time purchase the securities offered in this prospectus which are then outstanding by tender, in the open market or by private agreement.

                DESCRIPTION OF OMNICOM GROUP INC.'S CAPITAL STOCK

      The following briefly summarizes the material terms of Omnicom Group Inc.'s capital stock. You should read its certificate of incorporation, a copy of which may be obtained as described under "Where You Can Find More Information," on page 39, for more detailed information that may be important to you.

      Omnicom Group Inc. is authorized to issue 1.0 billion shares of common stock, par value $0.15 per share, of which 190.5 million shares were outstanding on January 30, 2004, and 7.5 million shares of preferred stock at $1.00 per share, none of which is outstanding.

      Each share of common stock of Omnicom Group Inc. entitles the holder to one vote for the election of directors and for all other matters to be voted on by holders of Omnicom Group Inc.'s common stock. Holders of Omnicom Group Inc.'s common stock may not cumulate their votes in the election of directors. All shares of Omnicom Group Inc.'s common stock have equal rights and are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor, but only after payment of dividends required to be paid on any outstanding shares of preferred stock. All shares of Omnicom Group Inc.'s stock share ratably upon liquidation in the assets available for distribution to shareholders after payments to creditors and provision for the preference of any preferred stock. Omnicom Group Inc. is not aware of any restrictions on its present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by Omnicom Capital and Omnicom Finance, Omnicom Group Inc. is subject to certain covenants requiring that it satisfy certain financial tests in order to pay dividends. The shares of Omnicom Group Inc.'s common stock are not subject to call or assessment, have no preemptive or other subscription rights or conversion rights and cannot be redeemed. Omnicom Group Inc. has have a classified board of directors and its shareholders can remove a director only by an affirmative two-thirds vote of all outstanding voting shares. A two-thirds vote of all outstanding voting shares is also required to amend its by-laws or some of the provisions of its certificate of incorporation and to change the number of directors comprising the full board. The board of directors has power to amend the by-laws or change the number of directors comprising the full board.

      Omnicom Group Inc. may issue preferred stock in series having whatever rights and preferences the board of directors may determine without the approval of its shareholders. One or more series of preferred stock may be made convertible into common stock at rates determined by the board of directors, and preferred stock may be given priority over common stock in payment of dividends, rights on liquidation, voting and other rights.

      As of September 30, 2003, Omnicom Group Inc. had a total of $2,339.3 million aggregate principal amount of convertible notes outstanding, including $847.0 million of senior unsecured debentures with a scheduled maturity in 2031, $892.0 million of senior unsecured debentures with a scheduled maturity of 2032 and the $600.0 million of senior unsecured debentures with a scheduled maturity of 2033 being registered pursuant to the registration statement of which this prospectus is a part. The 2031 notes and the 2032 notes are convertible into shares of Omnicom Group Inc.'s common stock at a conversion price of $110.01 per share, subject to adjustment in certain events. The 2033 notes are convertible into shares of Omnicom Group Inc.'s common stock at a conversion price of $103.00 per share, subject to adjustment in certain events.

      The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services. The common stock is listed on the New York Stock Exchange under the symbol "OMC."

                        FEDERAL INCOME TAX CONSIDERATIONS

      This is a summary of material United States federal income tax considerations relevant to holders of LYONs. This summary is based upon the Internal Revenue Code of 1986 (which the issuers refer to as the Code), Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. No statutory, regulatory, administrative or judicial authority directly addresses the treatment of the LYONs or instruments similar to the LYONs for United States federal income tax purposes. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein, and the issuers have not obtained, nor do they intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding LYONs nor except as specifically stated below, have the issuers obtained, nor do they intend to obtain, an opinion of counsel with respect to the tax consequences of acquiring or holding LYON.

      This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a holder, such as a holder subject to the alternative minimum tax provisions of the Code. Also, it is not intended to address specific considerations relevant to persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates or persons holding LYONs as hedges or as positions in a "straddle," "hedge," "conversion" or other integrated transaction for tax purposes.

      This summary also does not discuss the tax consequences arising under tax laws other than the federal income tax laws, including the laws of any state, local or foreign jurisdiction. In addition, this summary is limited to original purchasers of LYONs who acquire LYONs at their original issue price within the meaning of the federal income tax laws and who hold the LYONs and common stock into which the LYONs may be converted as "capital assets" within the meaning of the federal income tax laws.

      Persons considering the purchase, ownership, conversion or other disposition of LYONs should consult their own tax advisors regarding the federal income tax consequences to them in their particular circumstances, and consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      For purposes of this summary, a "U.S. Holder" is a beneficial owner of the LYONs who or which is:

      o     a citizen or individual resident of the United States, as defined in
            Section 7701(b) of the Code;

      o a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

      o an estate if its income is subject to United States federal income taxation regardless of its source; or

      o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a holder of LYONs other than a U.S. Holder.

Opinion as to Federal Income Tax Treatment

      The issuers have been advised by their counsel, Jones Day, that, in their opinion, the LYONs will be treated as debt instruments that are subject to United States federal income tax regulations governing contingent payment debt instruments (which are referred to as the CPDI regulations) for United States federal income tax purposes. Accordingly, pursuant to the terms of the indenture, the issuers and each holder of the LYONs agree to treat the LYONs as debt instruments with original issue discount under the contingent payment regulations as described below.

Original Issue Discount

      Under the CPDI regulations, for United States federal income tax purposes, U.S. Holders of LYONs are required to accrue interest income on the LYONs, regardless of whether the holder uses the cash or accrual method of accounting, in amounts described below for each taxable year the holder holds the LYON. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of the accruals on the LYONs for non-tax purposes and in excess of any contingent cash interest payments actually received in that year.

      The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount, for United States federal income tax purposes for each accrual period prior to and including the maturity date of the LYONs. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the LYON for each day during the taxable year or portion of a taxable year on which the holder holds the LYON, adjusted if necessary as described below. The daily portion is

(1) the sum of the issue price of the LYON plus all accrued interest, determined without regard to any adjustments to interest accruals described below, and minus the amounts of projected scheduled payments for prior periods at the beginning of each six-month accrual period (as defined below), multiplied by (2) the comparable yield to maturity (as defined below) on the LYON, divided by (3) the number of days in the accrual period. Under these rules, holders may have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase a holder's tax basis in the LYON. The issue price is the initial price at which the LYONs are sold to investors for money.

      Based on the advice of their counsel, Jones Day, the issuers treat the "comparable yield" as the annual yield they would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs. Accordingly, the issuers take the position that the comparable yield for the LYONs is 6.71%, compounded semiannually. The specific yield, however, is not entirely clear. If this determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which the issuers have determined.

      The issuers are required to furnish annually to the IRS and to certain noncorporate U.S. Holders information regarding the amount of the original issue discount on the LYONs attributable to that year. The issuers will calculate and report original issue discount on the LYONs based upon six-month accrual periods ending on the maturity day of the LYONs. The issuers are also be required to furnish to holders a projected schedule of payments which the issuers will use in computing the amounts of original issue discount on the LYONs. In this schedule, the issuers will include estimates (for purposes of computing the original issue discount only) of payments of contingent cash interest that the issuers will make, and of a payment at maturity, taking into account the conversion feature and the contingent additional principal. Under the CPDI regulations, this schedule must produce the comparable yield. The issuers determination of the comparable yield and the projected schedule of payments is set forth in the indenture.

      For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the LYONs, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that the issuers comparable yield or schedule of projected payments is unreasonable.

      THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE LYONS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE LYONS.

Adjustments to Interest Accruals on the LYONs

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the LYONs for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount greater than the projected amount, the U.S. Holder will incur a "positive adjustment" under the CPDI regulations. If a U.S. Holder receives in a taxable year actual payments with respect to the LYONs for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount less than the projected amount, the U.S. Holder will incur a "negative adjustment" under the CPDI regulations. The difference between the positive adjustments and the negative adjustments for any year is the "net positive adjustment" (if positive) or the "net negative adjustment" (if negative). The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

      A net negative adjustment will (1) reduce the U.S. Holder's interest income on the LYONs for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the LYONs during prior taxable years, reduced to an extent such interest was offset by prior net negative adjustments.

Disposition or Conversion

      Generally, the sale or exchange of a LYON, or the redemption of a LYON for cash, will result in taxable gain or loss to a U.S. Holder. As described above, the issuers' calculation of the comparable yield and the schedule of projected payments for the LYONs takes into account the receipt of stock upon conversion and contingent additional principal as contingent payments with respect to the LYONs. Accordingly, the issuers' intend to treat the receipt of common stock of Omnicom Group Inc. by a U.S. Holder upon the conversion of a LYON, as well as any contingent additional principal, as contingent payments under the CPDI regulations. Pursuant to the issuers' treatment of the LYONs as contingent payment debt instruments under the CPDI regulations as described above and the holders' agreement to be bound by the issuers' determination, gain or loss upon a sale, exchange, redemption or conversion of a LYON will generally be recognized as ordinary gain or loss, except that loss, if any, realized in excess of the amount of previously accrued tax original issue discount will be capital loss. Losses are subject to limitations under the United States federal income tax laws. It is possible that a deduction for any such capital loss might be denied under the rules governing recapitalizations. Holders should consult their tax advisors regarding the deductibility of any such capital loss.

      The holder's realized gain or loss will be measured by the difference between the total value of the consideration received for the LYON (including the fair market value of Omnicom Group Inc.'s common stock) and the holder's tax basis in the LYON, as previously adjusted to reflect accrued original issue discount and the amounts of any projected payments. In general, a holder's tax basis in any common stock of Omnicom Group Inc. received in exchange for a LYON (including any fractional shares for which cash is received) will be the fair market value of the stock at the time of the exchange. The holding period for common stock received in the exchange will commence on the day following the date of the exchange. These results may be different, however, if the exchange of a LYON for Omnicom Group Inc. common stock constitutes a recapitalization. Holders should consult their tax advisors as to the applicability of the recapitalization rules to an exchange of a LYON for common stock of Omnicom Group Inc. and the determination of basis and holding period for such common stock under thoserules.

Constructive Dividend

      If at any time Omnicom Group Inc. makes a distribution of property to their shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

      For example, an increase in the conversion rate in the event of distributions of evidences of indebtedness or assets of the issuers or in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. However, there will be no deemed dividend treatment for regular cash dividends because there will be no adjustment therefor under the anti-dilution provisions of theLYONs.

Treatment of Non-U.S. Holders

      Payments of contingent interest made to Non-U.S. Holders will not be exempt from United States federal income or withholding tax and, therefore, Non-U.S. Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the contingent interests represents a return of principal under the CPDI regulations, or on some other grounds.

      All other payments on the LYONs made to a Non-U.S. Holder, including a payment in common stock of Omnicom Group Inc. pursuant to a conversion, and any gain realized on a sale or exchange of the LYONs (other than gain attributable to accrued contingent interest payments), will be exempt from United States income or withholding tax, provided that: (1) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of Omnicom Group Inc. stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to Omnicom Group Inc. through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (2) the statement requirement set forth in
Section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (3) such Non-U.S. holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; (4) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and (5) common stock of Omnicom Group Inc. continues to be actively traded within the meaning of section 871(b)(4)(C)(v)(1) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE); and (6) Omnicom Group Inc. is not and has not been a U.S. real property holding corporation ("USRPHC") within the meaning of section 897(c)(2) of the code. Omnicom Group believes that it is not and never has been a USRPHC, nor does it anticipate becoming one.

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYON certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address.

      If a Non-U.S. Holder of LYONs is engaged in a trade or business in the United States, and if interest on the LYONs is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale or exchange of the LYONs in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

      Information reporting will apply to any payments, including a payment of shares of common stock of Omnicom Group Inc. pursuant to a conversion or of interest, the issuers may make on, or the proceeds of the sale or other disposition or retirement, of the LYONs or dividends on shares of common stock of Omnicom Group Inc. with respect to certain noncorporate holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's federal income tax, if the required information is provided to the IRS.

                             SELLING SECURITYHOLDERS

      The LYONs were originally issued by Omnicom Group Inc. and sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the LYONs and the shares of common stock of Omnicom Group Inc. issuable upon conversion and/or redemption of the LYONs.

      Set forth below are the names of each selling securityholder, the principal amount of LYONs that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock of Omnicom Group Inc. into which such LYONs are convertible. Unless set forth below, none of the selling securityholders has had a material relationship with the issuers or any of their predecessors or affiliates within the past three years.

      The following table sets forth certain information received by the issuers on or prior to February 13, 2004. However, any or all of the LYONs or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or common stock of Omnicom Group Inc. that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their LYONs since the date on which the information regarding their LYONs was provided, in transactions exempt from the registration requirements of the Securities Act.

                                                         Aggregate
                                                         Principal
                                                         Amount of
                                                          Lyons at         Percentage of       Common Stock        Common Stock
                                                        Maturity that          Lyons            Owned Prior         Registered
                   Name                                  may be Sold        Outstanding        to Conversion         Hereby(1)
                 --------                               -------------      -------------       -------------       ------------
AAM/Zazove Institutional Income
    Fund L.P. (BS) .................................     $ 1,000,000             *                    --               9,090
AFTRA Health Fund ..................................         475,000             *                    --               4,317
AIG/National Union Fire Insurance ..................         255,000             *                    --               2,317
AIG SoundShore Holdings Ltd. .......................       6,451,000             *                    --              58,639
AIG SoundShore Opportunity Holding
    Fund Ltd. ......................................       7,328,000             *                    --              66,611
AIG SoundShore Strategic Holding Fund Ltd. .........       4,221,000             *                    --              38,368
Allgemeine Pensionskasse Der Swissair Group ........         700,000             *                    --               6,363
Allstate Insurance Company .........................       1,700,000             *                85,300              15,453
American Country Insurance Company .................         600,000             *                    --               5,454
American Founders Life Insurance Company ...........         100,000             *                    --                 909
American Pioneer Life Ins. Co. of New York .........          90,000             *                    --                 818
American Progressive Life and Health Ins. Co. ......
    of New York ....................................          90,000             *                    --                 818
American Public Entity Excess Pool .................          60,000             *                    --                 545
AmWest Surety Insurance Company ....................         270,000             *                    --               2,454
Arkansas Pers ......................................         560,000             *                    --               5,090
Arpeggio Fund, L.P. ................................       1,000,000             *                    --               9,090
Attorney's Title Insurance Fund ....................          45,000             *                    --                 409
Baltimore Life Insurance Company ...................         300,000             *                    --               2,727
Bankers Life Insurance Company of New York .........          65,000             *                    --                 590
Bay County PERS ....................................          70,000             *                    --                 636
BCS Life Insurance Company .........................         650,000             *                    --               5,908
Beamtenversigherungskasse Des Kantons Zurich .......       5,150,000             *                    --              46,813
Bear, Stearns & Co., Inc. ..........................       2,500,000             *                    --              22,725
BNP PARIBAS ........................................      65,500,000           7.7%                   --             595,395
Boilermakers Blacksmith Pension Trust ..............         710,000             *                    --               6,453
Brown & Williamson Tobacco Master
    Retirement Trust ...............................         100,000             *                    --                 909
Buckeye State Mutual Insurance Company .............          30,000             *                    --                 272
Catholic Mutual Relief Society of America ..........         500,000             *                    --               4,545
Catholic Mutual Relief Society of America
    Retirement Plan & Trust ........................         300,000             *                    --               2,727
Catholic Relief Insurance Company of America .......         600,000             *                    --               5,454
Celina Mutual Insurance Company ....................          25,000             *                    --                 227
Central States Health & Life Company
    of Omaha .......................................         220,000             *                    --               1,999
Cheyne Capital Management Limited ..................       5,000,000             *                    --              45,450
Chicago Mutual Insurance Company ...................          70,000             *                    --                 636
Chrysler Insurance Company .........................       4,000,000             *                    --              36,360
The Class IC Company, Ltd. .........................       2,000,000             *                    --              18,180
Colonial Life Insurance Company of Texas ...........          25,000             *                    --                 227
Commonwealth Dealers - CDLIC .......................         200,000             *                    --               1,818
Concord Life Insurance Company .....................         140,000             *                    --               1,272
Condor Insurance Company ...........................         180,000             *                    --               1,636
Conseco Annuity Assurance - Multi-Bucket
    Annuity Convertible Bond Fund ..................       4,000,000             *                    --              36,360
Continental Assurance Company
    Separate Account (E)  ..........................       2,800,000             *                    --              25,452

                                                         Aggregate
                                                         Principal
                                                         Amount of
                                                          Lyons at         Percentage of       Common Stock        Common Stock
                                                        Maturity that          Lyons            Owned Prior         Registered
                   Name                                  may be Sold        Outstanding        to Conversion         Hereby(1)
                 --------                               -------------      -------------       -------------       ------------
Continental Casualty Company .......................     $16,200,000           1.9%                   --             147,258
Credit Suisse First Boston Corporation .............       1,200,000             *                    --              10,908
CSA Fraternal Life Insurance Company ...............         130,000             *                    --               1,181
Cumberland Mutual Fire Insurance Company ...........         220,000             *                    --               1,999
Dakota Truck Underwriters ..........................          25,000             *                    --                 227
Delta Airlines Master Trust ........................         360,000             *                    --               3,272
D.E. Shaw Investments, L.P. (2) ....................         800,000             *                    --               7,272
D.E. Shaw Valence, L.P. (3) ........................       3,200,000             *                    --              29,088
Deutsche Bank Securities Inc. ......................       5,000,000             *                    --              45,450
Dexia Money 3M c/o Dexia Banque Privee .............      10,000,000          1.17%                   --              90,900
Dexia Money & Double Alpha
    c/o Dexia Banque Privee ........................       5,000,000             *                    --              45,450
Duke Endowment .....................................         140,000             *                    --               1,272
Educators Mutual Life Insurance Company ............         250,000             *                    --               2,272
Farmers Home Mutual Insurance Company ..............         450,000             *                    --               4,090
Federated Rural Electric Insurance Exchange ........         360,000             *                    --               3,272
Fidelity Financial Trust: Fidelity Convertible
    Securities Fund ................................       6,000,000             *                    --              54,540
First Dakota Indemnity Company .....................          20,000             *                    --                 181
First Mercury Insurance Company ....................         620,000             *                    --               5,635
First Union National Bank ..........................      21,000,000           2.5%                   --             190,890
Forest Alternative Strategies Fund II LP A5M .......         150,000             *                    --               1,363
Forest Fulcrum Fund L.P. ...........................       1,200,000             *                    --              10,908
Forest Global Convertible Fund A5 ..................       5,850,000             *                    --              53,176
Fort Dearborn Life Insurance Company ...............         250,000             *                    --               2,272
F.R. Conut. Sec. Fn ................................          95,000             *                    --                 863
Gaia Offshore Master Fund Ltd. .....................      12,500,000           1.5%                   --             113,625
Gemini Sammelstiftung Zur Forderung Der
    Personalvor-Sorge ..............................         200,000             *                    --               1,818
GLG Global Convertible Fund ........................       1,650,000             *                    --              14,998
GLG Global Convertible Ucits Fund ..................         350,000             *                    --               3,181
GLG Market Neutral Fund ............................       2,500,000             *                    --              22,725
Goldman Sachs and Company ..........................      10,550,000           1.2%                   --              95,899
Goodville Mutual Casualty Company ..................          50,000             *                    --                 454
Grain Dealers Mutual Insurance .....................         160,000             *                    --               1,454
Green Tree Perpetual Assurance Company .............         300,000             *                    --               2,727
Guaranty Income Life Insurance Company .............         450,000             *                    --               4,090
Guarantee Trust Life Insurance Company .............       1,000,000             *                    --               9,090
Hamilton Partners Limited ..........................      20,000,000           2.4%                   --             181,800
Hannover Life Reassurance Company
    of America .....................................         500,000             *                    --               4,545
HFR Master Fund LTD ................................         200,000             *                    --               1,818
HighBridge International LLC .......................      30,000,000           3.5%                   --             272,700
Holy Family Society ................................          90,000             *                    --                 818
IL Annuity & Insurance Company .....................       2,935,000             *                    --              26,679
IMF Convertible Fund ...............................         700,000             *                    --               6,363
Indiana Lumbermen Mutual Insurance .................         500,000             *                    --               4,545
Integrity Mutual Insurance Company .................         300,000             *                    --               2,727
Investcorp - SAM Fund Ltd. .........................       3,200,000             *                    --              29,088
ISBA Mutual Insurance Company ......................         225,000             *                    --               2,045
Jefferies & Co. Inc. ...............................       9,000,000           1.1%                   --              81,810
Jeffries Umbrella Fund Global
    Convertible Bonds ..............................       1,220,000             *                    --              11,089
Jeffries Umbrella Fund US Convertible Bonds ........         200,000             *                    --               1,818

                                                         Aggregate
                                                         Principal
                                                         Amount of
                                                          Lyons at         Percentage of       Common Stock        Common Stock
                                                        Maturity that          Lyons            Owned Prior         Registered
                   Name                                  may be Sold        Outstanding        to Conversion         Hereby(1)
                 --------                               -------------      -------------       -------------       ------------
J.P. Morgan Securities, Inc. .......................    $ 39,000,000           4.6%                   --             354,510
Kanawha Insurance Company ..........................         250,000             *                    --               2,272
KBC Financial Products USA .........................       2,000,000             *                    --              18,180
Landmark Life Insurance Company ....................          60,000             *                    --                 545
Lebanon Mutual Insurance Company ...................         100,000             *                    --                 909
LLT Limited ........................................         400,000             *                    --               3,636
Louisiana CCRF .....................................         100,000             *                    --                 909
Loyal Christian Benefit Association ................          80,000             *                    --                 727
Lyxor Master Fund, c/o Forest Investment
    Management L.L.C ...............................       1,600,000             *                    --              14,544
Mainstay Convertible Fund ..........................       7,000,000             *                    --              63,630
Mainstay VP Convertible Portfolio ..................       1,600,000             *                    --              14,544
Marquette Indemnity and Life Insurance Comp ........          80,000             *                    --                 727
McMahan Securities Co. L.P. ........................         100,000             *                    --                 909
Medico Life Insurance Company ......................         800,000             *                    --               7,272
Medmare Insurance Company ..........................         500,000             *                    --               4,545
Merrill Lynch Investment Managers -
    Quantitative Advisors ..........................      20,000,000           2.4%                   --             181,800
Merrill Lynch, Pierce, Fenner & Smith
    Incorporated(4) ................................      90,475,000          10.6%                   --             822,417
Michigan Professional Insurance Exchange ...........         110,000             *                    --                 999
Mid America Life Insurance Company .................         100,000             *                    --                 909
Middle Cities Risk Management Trust ................         200,000             *                    --               1,818
Midwest Security Life ..............................         280,000             *                    --               2,545
Morgan Stanley & Co. Incorporated(5) ...............      20,000,000           2.4%                   --             181,800
MSC Life ...........................................          50,000             *                    --                 454
Mutual Protective Insurance Company ................       1,100,000             *                    --               9,999
National Mutual Insurance Company ..................          30,000             *                    --                 272
NCMIC ..............................................         500,000             *                    --               4,545
New Era Life Insurance Company .....................         300,000             *                    --               2,727
New York Life Separate Account #7 ..................         900,000             *                    --               8,181
Nomura Securities International, Inc. ..............      15,000,000           1.8%              307,158             136,350
Oak Casualty Insurance Company .....................          40,000             *                    --                 363
Ondeo Nalco ........................................          50,000             *                    --                 454
Onyx Fund Holdings, LDC ............................      12,000,000           1.4%                   --             109,080
Pacific Life Insurance Company .....................       1,000,000             *                    --               9,090
Pensionskasse Ciba Specialty Chemicals .............         880,000             *                    --               7,999
Pensionskasse Der Antalis AG .......................         130,000             *                    --               1,181
Pensionskasse Der Lonza AG .........................         200,000             *                    --               1,818
Pensionskasse Der Rooknell Automation AG ...........         170,000             *                    --               1,545
Pensionskasse Vantico ..............................         200,000             *                    --               1,818
Personalfursorgestiftung Der
    Gebaudeversigherung Des Kantons Bern ...........         450,000             *                    --               4,090
Personalvorsorge Der PV Promea .....................         250,000             *                    --               2,272
PHICO Insurance Company ............................         600,000             *                    --               5,454
Physicians Mutual Insurance Company ................         600,000             *                    --               5,454
Pioneer Insurance Company ..........................          80,000             *                    --                 727
Premera Blue Cross .................................       1,500,000             *                    --              13,635
Prudential Insurance Co. of America ................          30,000             *                    --                 272
R2 Investments, LDC ................................     122,000,000          14.4%                   --           1,108,980
RAM Trading LTD ....................................      15,000,000           1.8%                   --             136,350
Republic Mutual Insurance Company ..................          15,000             *                    --                 136
Rhapsody Fund, LP. .................................       3,700,000             *                    --              33,633
Royal Bank of Canada ...............................       6,000,000             *                95,033              54,540

                                                         Aggregate
                                                         Principal
                                                         Amount of
                                                          Lyons at         Percentage of       Common Stock        Common Stock
                                                        Maturity that          Lyons            Owned Prior         Registered
                   Name                                  may be Sold        Outstanding        to Conversion         Hereby(1)
                 --------                               -------------      -------------       -------------       ------------
Sagamore Hill Hub Fund Ltd. ........................     $14,500,000           1.7%                   --             131,805
Salomon Brothers Asset Management, Inc. ............      15,000,000           1.8%                   --             136,350
Salomon Smith Barney Inc. ..........................       3,000,000             *                    --              27,270
SAM Investments LDC ................................      50,000,000           5.9%                   --             454,500
San Diego County Employees
    Retirement Association .........................       2,800,000             *                    --              25,452
Southern Farm Bureau Life Insurance ................         340,000             *                    --               3,090
St. Albans Partners Ltd. ...........................      13,000,000           1.5%                   --             118,170
Standard Mutual Insurance Company ..................         300,000             *                    --               2,727
Starvest Combined Portfolio ........................         250,000             *                    --               2,272
State National Insurance Company ...................         120,000             *                    --               1,090
State of Florida Division of Treasury ..............       1,500,000             *                    --              13,635
State of Mississippi Health Care Trust Fund ........         210,000             *                    --               1,908
State of Oregon - Equity ...........................       2,500,000             *                    --              22,725
Sylvan IMA Ltd., c/o Forest Investment
    Management L.L.C ...............................         800,000             *                    --               7,272
Texas Builders Insurance Company ...................         120,000             *                    --               1,090
Texas Hospital Insurance Exchange ..................          25,000             *                    --                 227
TQA Master Plus Fund, Ltd. .........................       1,000,000             *                    --               9,090
Transguard Insurance Company of America, Inc. ......         900,000             *                    --               8,181
Tribeca Investments LLC ............................      25,000,000           2.9%                   --             227,250
UBS O'Connor LLC F/B/O UBS Global Equity
    Arbitrage Master Ltd ...........................      17,000,000           2.0%                   --             154,530
United National Insurance Company ..................         850,000             *                    --               7,726
Western Home Insurance Company .....................         180,000             *                    --               1,636
West Virginia Fire Insurance Company ...............          10,000             *                    --                  90
Westward Life Insurance Company ....................         180,000             *                    --               1,636
White River Securities L.L.C .......................       2,500,000             *                    --              22,725
Wisconsin Lawyers Mutual Insurance company .........         200,000             *                    --               1,818
Wisconsin Mutual Insurance Company .................         140,000             *                    --               1,272
World Insurance Company ............................         250,000             *                    --               2,272
(6)(7)

*     Less than 1%

----------
(1)   Assumes conversion of all of the holder's LYONs at a conversion rate of
      9.09 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of the LYONs -- Conversion Rights." As a result, the amount of common stock of Omnicom Group Inc. issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Based on information provided to Omnicom Group Inc. by the selling securityholder, the selling securityholder also beneficially owns an additional $8,600,000 principal amount at maturity of LYONs, which are convertible into 78,174 shares of Omnicom Group Inc. common stock. These additional LYONs, together with the amount of LYONs registered hereby, represent in the aggregate approximately 1.1% of the total LYONs outstanding.

(3) Based on information provided to Omnicom Group Inc. by the selling securityholder, the selling securityholder also beneficially owns an additional $34,400,000 principal amount at maturity of LYONs, which are convertible into 312,696 shares of Omnicom Group Inc. common stock. These additional LYONs, together with the amount of LYONs registered hereby, represent in the aggregate approximately 4.4% of the total LYONs outstanding.

(4) Merrill Lynch, Pierce, Fenner & Smith Incorporated was the initial purchaser in the private placement on February 7, 2001 in which the LYONs were originally issued. Merrill Lynch has advised Omnicom Group Inc. that it is not aware of any position, office or directorship relationship that it has had with Omnicom Group Inc. or its affiliates. However, Merrill Lynch has advised Omnicom Group Inc. that it may have, from time to time, acted in a financial investment advisory capacity to Omnicom Group Inc.

(5) Morgan Stanley & Co. Incorporated was the initial purchaser in the offering of $230,000,000 aggregate principal amount of 2.25% convertible subordinated debentures due 2013 on January 6, 1998 by Omnicom Group Inc.

(6) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(7) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock of Omnicom Group Inc. other than the common stock of Omnicom Group Inc. issuable upon conversion of the LYONs at the initial conversion rate. The preceding table has been prepared based upon information furnished to the issuers by the selling securityholders named in the table. From time to time, additional information concerning ownership of the LYONs and common stock of Omnicom Group Inc. may rest with certain holders thereof not named in the preceding table, with whom the issuers believe they have no affiliation. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

                              PLAN OF DISTRIBUTION

      The LYONs and the common stock of Omnicom Group Inc. are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. Omnicom Group Inc. has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the LYONs and the common stock of Omnicom Group Inc. covered by this prospectus.

      The issuers will not receive any of the proceeds from the sale of LYONs or the common stock of Omnicom Group Inc. by the selling securityholders. The issuers have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the LYONS and common stock of Omnicom Group Inc. beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the LYONs or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the LYONs and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the LYONs or common stock offering by them hereby will be the purchase price of such LYONs or common stock less discounts and commissions, if any.

      The LYONs and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the LYONs and the underlying common stock of Omnicom Group Inc. or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the LYONs and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the LYONs and underlying common stock short and deliver LYONs and the underlying common stock to close out short positions, or loan or pledge LYONs and the underlying common stock to broker-dealers that in turn may sell the LYONs and the underlying common stock.

      To the issuers' knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the LYONs and the underlying common stock of Omnicom Group Inc. by the selling securityholders. Selling securityholders may not sell any or all of the LYONs and the underlying common stock of Omnicom Group Inc. offered by them pursuant to this prospectus. In addition, the issuers cannot assure you that any such selling securityholder will not transfer, devise or gift the LYONs and the underlying common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      Omnicom Group Inc.'s outstanding common stock is listed for trading on the New York Stock Exchange.

      The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the LYONs or the common stock of Omnicom Group Inc. may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the LYONs or the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      In addition, in connection with any resales of LYONs, any broker-dealer who acquired the LYONs for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. Broker-dealers may fulfill their prospectus delivery requirements with respect to the LYONs (other than a resale of an unsold allotment from the original sale of the outstanding LYONs) with this prospectus. In addition, until May 27, 2001, all securityholders effecting transactions in the LYONs may be required to deliver a prospectus and any and all supplements or amendments thereto.

      The LYONs were issued and sold on February 7, 2001 and February 16, 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). Omnicom Group Inc. agreed to indemnify Merrill Lynch and each selling securityholder, and each selling securityholder had agreed to indemnify Omnicom Group Inc., Merrill Lynch and each other selling shareholder against certain liabilities arising under the Securities Act.

      The selling securityholders and any other persons participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the LYONs and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the LYONs and the underlying common stock to engage in market-making activities with respect to the particular LYONs and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the LYONs and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the LYONs and the underlying common stock.

      Omnicom Group Inc. has agreed to use its best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale pursuant to the registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of the issuers under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions in which case Omnicom Group Inc. may prohibit offers and sales of LYONs and common stock pursuant to the registration statement to which this prospectus relates.

                                  LEGAL MATTERS

      The validity of the LYONs and the shares of common stock of Omnicom Group Inc. issuable upon conversion of the LYONs has been passed upon for the issuers by Jones Day, New York, New York.

                                     EXPERTS

      The consolidated financial statements and related 2002 financial statement schedule of Omnicom Group Inc. as of December 31, 2002, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Omnicom Group Inc. and subsidiaries for the years ended December 31, 2000 and 2001 incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen has ceased auditing public companies in the United States and has not consented to their inclusion or incorporation of their report in the prospectus. Because Arthur Andersen has not consented to the inclusion or incorporation of their report in the prospectus, it may become more difficult for you to seek remedies against Arthur Andersen in connection with any material misstatement or omission that may be contained in Omnicom Group Inc.'s consolidated financial statements and schedules for such periods. In particular, and without limitation, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements.

      In June 2002, Omnicom Group Inc.'s Board of Directors, upon the recommendation of its Audit Committee, determined not to rehire Arthur Andersen LLP as its independent accountants and authorized the engagement of KPMG LLP to serve as its independent accountants for 2002. KPMG has not audited the financial statements that were audited by Arthur Andersen and incorporated herein by reference.

                       WHERE YOU CAN FIND MORE INFORMATION

      Omnicom Group Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Omnicom Group Inc. files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These filings with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov. Reports, proxy statements and other information filed by Omnicom Group Inc. may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      Omnicom Group Inc. is incorporating by reference into this prospectus certain information it files with the Securities and Exchange Commission, which means that Omnicom Group Inc. is disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that Omnicom Group Inc. files later with the Securities and Exchange Commission will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Omnicom Group Inc. incorporates by reference into this prospectus the documents listed below:

      o Annual Report on Form 10-K for the year ended December 31, 2002 (SEC File No. 001-10551);

      o Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (SEC File No. 001-10551);

      o Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (SEC File No. 001-10551);

      o Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (SEC File No. 001-10551);

      o Current Report on Form 8-K, dated June 10, 2003 (SEC File No. 001-10551); and

      o Current Report on Form 8-K, dated December 2, 2003 (SEC File No. 001-10551);

      o The description of its common stock contained in the Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (SEC File No. 001-10551), including any subsequently filed amendments and reports updating such description.

      All documents Omnicom Group Inc. files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus to the end of the offering of the LYONs and shares of common stock under this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents.

      You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or telephoning Omnicom Group Inc. at the following address:

                            Michael J. O'Brien, Esq.
              Senior Vice President, General Counsel and Secretary
                               Omnicom Group Inc.
                               437 Madison Avenue
                               New York, NY 10022
                                 (212) 415-3600

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the issuers, are as follows:

            SEC Registration Fee ...................        $    --(1)
            Legal Fees and Expenses ................        $15,000
            Miscellaneous Expenses .................        $50,000
                                                            -------

            Total ..................................        $65,000

----------
(1) A filing fee of $214,094 was previously paid by Omnicom Group Inc. in respect of the securities being registered hereby under Registation Statement No. 333-55396.

Item l5. Indemnification of Directors and Officers.

Omnicom Group Inc.

      Omnicom Group Inc.'s certificate of incorporation contains a provision limiting the liability of directors (except for approving statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors) to acts or omissions determined by a judgement or other final adjudication to have been in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. Omnicom Group Inc.'s by-laws provide that an officer or director will be indemnified against any costs or liabilities, including attorney's fees and amounts paid in settlement with Omnicom Group Inc.'s consent in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

      Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director, made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise, that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted in good faith for a purpose he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and in criminal actions in addition had no reasonable cause to believe that his conduct was unlawful.

      Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or (2) any claim, issue or matter for which the person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

      Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in the section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

      Omnicom Group Inc. has entered into agreements with our directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. Omnicom Group Inc. also maintains and pay premiums for directors' and officers' liability insurance policies.

Omnicom Capital Inc.

      Sections 33-770 through 33-776 of the Business Corporation Act of the State of Connecticut provide that a corporation may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him or her, including attorneys' fees, for actions brought or threatened to be brought against him or her in his or her capacity as a director or officer, other than actions brought by or in the right of the corporation, when it is determined by certain disinterested parties that he or she acted in good faith in a manner he or she reasonably believed to be in the corporation's best interest (or in the case of conduct not in his or her official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his or her conduct was unlawful. A director or officer must be indemnified when he or she is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he or she is fairly and reasonably entitled to be indemnified. In connection with shareholder derivative suits, a director or officer may not be indemnified unless he or she is finally adjudged (a) to have met the relevant standard of conduct described above and(b) not to have received a financial benefit to which he or she was not entitled, whether or not he or she was acting in his or her official capacity.

      Omnicom Capital maintains and pays premiums for its directors' and officers' liability insurance policies.

Omnicom Finance Inc.

      Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting (and, in some situations, requiring) Delaware corporations such as Omnicom Finance to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with, among other things, their service to the corporation in those capacities. Our certificate of incorporation contains provisions requiring Omnicom Finance to indemnify and hold harmless its directors, officers and employees to the fullest extent permitted or required by law. Among other things, these provisions provide that Omnicom Finance is required to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that the indemnitee is or was acting in an official capacity as Omnicom Finance's director, officer, employee or agent, or is or was serving at Omnicom Finance's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against all expenses, liabilities and losses, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may be amended (but, in the case of any amendment, only to the extent that the amendment permits Omnicom Finance to provide broader indemnification rights than law permitted Omnicom Finance to provide prior to the amendment). These provisions also provide for the advance payment of fees and expenses incurred by the indemnitee in defense of any such proceeding, subject to reimbursement by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by Omnicom Finance.

      Omnicom Finance maintains and pays premiums for directors' and officers' liability insurance policies.

Item 16. Exhibits and Financial Statement Schedules.

    Exhibit
    Number        Description of Exhibit
    -------       ----------------------
      3.1         Certificate of Incorporation of Omnicom Capital Inc. (Exhibit
                  3.1 to Amendment No. 1 to Registration Statement on Form
                  S-3 (SEC File No. 333-108611) and incorporated herein by reference).
      3.2         By-laws of Omnicom Capital Inc. (Exhibit 3.2 to Amendment No.
                  1 to Registration Statement on Form S-3 (SEC File No.
                  333-108611) and incorporated herein by reference).
      3.3         Certificate of Incorporation of Omnicom Finance Inc. (Exhibit
                  3.3 to Amendment No. 1 to Registration Statement on Form
                  S-3 (SEC File No. 333-108611) and incorporated herein by reference).
      3.4         By-laws of Omnicom Finance Inc. (Exhibit 3.4 to Amendment No.
                  1 to Registration Statement on Form S-3 (SEC File No.
                  333-108611) and incorporated herein by reference).
      4.1         Indenture between Omnicom Group Inc. and J.P. Morgan Chase
                  Bank, formerly known as The Chase Manhattan Bank, dated as of February 7, 2001.
      4.2         Form of Liquid Yield Option Note(TM)due 2031 (Included in
                  Exhibit 4.1).
      4.3         First Supplemental Indenture, dated as of February 13, 2004, between Omnicom Group Inc., Omnicom Capital Inc., Omnicom
                  Finance Inc. and JP Morgan Chase Bank, as trustee.
      4.4         Registration Rights Agreement, dated as of February 7, 2001, by and between Omnicom Group Inc. and Merrill Lynch & Co.,
                  Merrill Lynch, Pierce, Fenner & Smith Incorporated (Exhibit
                  4.3 to Omnicom Group Inc.'s Registration Statement on Form S-3
                  (SEC File No. 333-55386) and incorporated herein by reference).
      5.1         Opinion of Jones Day.
      8.1         Opinion of Jones Day as to certain U.S. federal income tax considerations.
     12.1         Computation of Ratio of Earnings to Fixed Charges.
     23.1         Consent of KPMG LLP.
     23.2         Consent of Jones Day (Included in Exhibits 5.1 and 8.1).
     24.1         Power of Attorney.
     25.1         Form of T-1 Statement of Eligibility of the Trustee under the
                  Indenture.
     99.1         Letter to SEC pursuant to Temporary Note 3T to Article 3 of
                  Regulation S-X (Exhibit 99.1 to Omnicom Group Inc.'s Annual
                  Report on Form 10-K for the year ended December 31, 2001 (SEC
                  File no. 001-10551) and incorporated herein by reference)

Item 17. Undertakings.

      The registrants undertake:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

            However, paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

            The registrants further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Omnicom Group Inc.'s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrants, pursuant to the provisions described under
      Item 15 above or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on February 13, 2004.

                                               OMNICOM GROUP INC.,
                                                   as Registrant

                                               By:  /s/ Randall J. Weisenburger
                                                    ----------------------------
                                                      Randall J. Weisenburger
                                                    Executive Vice President and
                                                      Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

         Signature and Title                                                                                 Date
         -------------------                                                                                 ----
                  *                                 Chairman of the Board and Director                  February 13, 2004
------------------------------------
           Bruce Crawford

                  *                                 President, Chief Executive Officer                  February 13, 2004
------------------------------------                and Director (Principal Chief
            John D. Wren                            Executive Officer)

   /s/ Randall J. Weisenburger                      Executive Vice President and                        February 13, 2004
------------------------------------                Chief Financial Officer
       Randall J. Weisenburger                      (Principal Financial Officer)

                  *                                 Senior Vice President and Controller                February 13, 2004
------------------------------------                (Principal Accounting Officer)
        Philip J. Angelastro

                  *                                 Director                                            February 13, 2004
------------------------------------
        Robert Charles Clark

                                                    Director
------------------------------------
       Leonard S. Coleman, Jr.

                  *                                 Director                                            February 13, 2004
------------------------------------
            Errol M. Cook

                  *                                 Director                                            February 13, 2004
------------------------------------
          Susan S. Denison

                                                    Director
------------------------------------
         Michael A. Henning

                  *                                 Director                                            February 13, 2004
------------------------------------
           John R. Murphy

                  *                                 Director                                            February 13, 2004
------------------------------------

           John R. Purcell

                  *                                 Director                                            February 13, 2004
------------------------------------
         Linda Johnson Rice

                                                    Director
------------------------------------
           Gary L. Roubos

                                 *By:         /s/ Michael J. O'Brien
                                      ------------------------------------------
                                                  Michael J. O'Brien
                                         Pursuant to Powers of Attorney filed
                                      herewith or previously with the Securities
                                                and Exchange Commission

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on February 13, 2004.

                                                  OMNICOM CAPITAL INC.,
                                                      as Registrant

                                                  By:  /s/ Dennis E. Hewitt
                                                       -----------------------
                                                          Dennis E. Hewitt
                                                       Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

         Signature and Title                                                                                 Date
         -------------------                                                                                 ----
      /s/ Dennis E. Hewitt                          Chief Executive Officer and Director                February 13, 2004
------------------------------------                (Principal Executive Officer)
          Dennis E. Hewitt

        /s/ Eric Huttner                            Chief Financial Officer and Director                February 13, 2004
------------------------------------                (Principal Financial Officer)
            Eric Huttner

      /s/ Maeve C. Robinson                         Treasurer and Director                              February 13, 2004
------------------------------------                (Principal Accounting Officer)
          Maeve C. Robinson

   /s/ Randall J. Weisenburger                      Director                                            February 13, 2004
------------------------------------
       Randall J. Weisenburger

          /s/ Will Lee                              Director                                            February 13, 2004
------------------------------------
              Will Lee

     /s/ Michael J. O'Brien                         Director                                            February 13, 2004
------------------------------------
         Michael J. O'Brien

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on February 13, 2004.

                                                     OMNICOM FINANCE INC.,
                                                         as Registrant

                                                     By: /s/ Dennis E. Hewitt
                                                         -----------------------
                                                            Dennis E. Hewitt
                                                         Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

         Signature and Title                                                                                     Date
         -------------------                                                                                     ----
   /s/ Randall J. Weisenburger                      Chief Executive Officer and Director                    February 13, 2004
------------------------------------                (Principal Executive Officer)
       Randall J. Weisenburger

      /s/ Dennis E. Hewitt                          Chief Financial Officer and Director                    February 13, 2004
------------------------------------                (Principal Financial Officer)
          Dennis E. Hewitt

    /s/ Philip J. Angelastro                        Treasurer and Director                                  February 13, 2004
------------------------------------                (Principal Accounting Officer)
        Philip J. Angelastro

      /s/ Maeve C. Robinson                         Director                                                February 13, 2004
------------------------------------
          Maeve C. Robinson

                               INDEX TO EXHIBITS

    Exhibit
    Number        Description of Exhibit
    -------       -------------------
      4.1         Indenture between Omnicom Group Inc. and J.P. Morgan Chase
                  Bank, formerly known as The Chase Manhattan Bank, dated as of February 7, 2001.

      4.2         Form of Liquid Yield Option Note(TM)due 2031 (Included in
                  Exhibit 4.1).

      4.3 First Supplemental Indenture, dated as of February 13, 2004, between Omnicom Group Inc., Omnicom Capital Inc., Omnicom Finance Inc. and JP Morgan Chase Bank.
      5.1         Opinion of Jones Day.
      8.1 Opinion of Jones Day as to certain U.S. federal income tax considerations.
     12.1         Computation of Earnings to Fixed Charges.
     23.1         Consent of KPMG LLP.
     23.2         Consent of Jones Day (Included in Exhibits 5.1 and 8.1).
     24.1         Power of Attorney.
     25.1 Form of T-1 Statement of Eligibility of the Trustee under the Indenture.